EXHIBIT 10.7B

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Copy

ENZYME AND PRODUCT SUPPLY AGREEMENT

THIS ENZYME AND PRODUCT SUPPLY AGREEMENT, including the exhibits attached hereto (the “Agreement”), effective as of February 16, 2010 (the “Effective Date”), is made and entered into by and between Codexis, Inc., a Delaware corporation, having a place of business at 200 Penobscot Drive, Redwood City, California 94063, United States of America (“Codexis”), and Arch Pharmalabs Limited, a corporation organized and existing under the laws of India having a place of business at H wing, 4th Floor, Tex Centre, Chandivali, Mumbai, 400072, India (“Arch”). Codexis and Arch each may be referred to herein individually as a “Party,” or collectively as the “Parties.”

WHEREAS, Codexis has proprietary rights in certain enzymes, chemical synthesis and biocatalysis process technology, and possesses certain valuable business and/or technical knowledge, information, and/or expertise, relating to enzymatically catalyzed manufacturing processes;

WHEREAS, Arch has expertise and facilities for the manufacture of bulk pharmaceutical active ingredients and/or intermediates thereof by chemical synthetic routes;

WHEREAS, Codexis, Arch, and Codexis Laboratories India Private Limited entered into a certain Enzyme License and Development Agreement, Enzyme Supply Agreement, Product Supply and Marketing Agreement, and certain other agreements related thereto, each effective as of August 21, 2008 (collectively, the “2008 Arch Agreements”); and

WHEREAS, the Parties are simultaneously terminating the 2008 Arch Agreements and entering into this Agreement whereby Codexis desires to grant certain rights to Arch to use proprietary technology of Codexis and supply certain proprietary enzymes to Arch for the purpose of manufacturing, promoting and marketing bulk active pharmaceutical ingredients and/or intermediates thereof for sale by Codexis to Codexis Customers and for sale by Arch to Arch Customers, as more fully set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS

As used in this Agreement, the following terms are defined as indicated:

1.1 “2008 Arch Agreements” shall have the meaning set forth in the Recitals.

1.2 “Affiliate” shall mean, in respect of any Party or Third Party, any entity that is controlled by, controls, or is under common control with such Party (or Third Party) on or after the Effective Date, as the case may be, but only for so long as such entity remains an Affiliate under this Section 1.2. For purposes of this Section 1.2, the term “control” means (a) direct or indirect ownership of more than fifty percent (50%) of the voting interest in the entity in question, or more than fifty percent (50%) interest in the income of the entity in question; provided, however, that, if local law requires a minimum percentage of local ownership of greater than fifty percent (50%), control will be established by direct or indirect beneficial ownership of one hundred percent (100%) of the maximum ownership percentage that may, under such local law, be owned by foreign interests, or (b) possession, directly or indirectly, of the power to direct or cause the direction of management or policies of the entity in question (whether through ownership of securities or other ownership interests, by contract or otherwise).

1.3 “Active Pharmaceutical Ingredient(s)” or “APIs” shall mean chemicals used in the manufacture of drugs and do not include intermediates used in the manufacture of such chemicals.

1.4 “Applicable Law” shall mean all laws, statutes, ordinances, codes, rules, and regulations that have been enacted by a Government Authority and are in force as of the Effective Date or come into force during the Term, in each case to the extent that the same are applicable to the performance by the Parties of their respective obligations under this Agreement.

1.5 “Arch Bio-Chemical Improvements” shall have the meaning set forth in Section 11.1.2 .

1.6 “Arch Chemical Improvements” shall mean any discovery, contribution, method, finding, or improvement, whether or not patentable, and all related intellectual property that is individually or jointly conceived, invented, reduced to practice, or developed by Arch and/or its Affiliates in connection with this Agreement using solely chemistry steps without involving any bio-chemical conversion and which do not relate to any Codexis IP Rights, Codexis Process, Codexis Enzymes or Codexis Improvements (the “Arch Chemical Improvements”).

1.7 “Arch Customers” shall mean (i) Affiliates of Arch within India, including Vitalife; (ii) Third Party Generic Companies that do not fall within Codexis Customers or Codexis India Customers; and (iii) unless otherwise specified by Codexis, Codexis India.

1.8 “Arch Trademarks” shall mean the trademarks, tradenames, designs and logos set forth on Exhibit 1.8.

1.9 “Batch” shall mean, on a Product-by-Product basis, a specific quantity of Product intended to be of uniform character and quality and produced during the same cycle of manufacture, as defined by the master batch record for such Product, and which is manufactured in accordance with the terms of this Agreement.

1.10 “Business Day” shall mean any day that is not a Saturday or a Sunday or a day on which the New York Stock Exchange is closed.

1.11 “Buy-Out Event” shall mean any of the following events: (a) Codexis filing for bankruptcy or insolvency under Applicable Law (in which case the Buy-Out Event shall apply to all Codexis Enzymes (and the corresponding Products) which Codexis was supplying to Arch as of the date of such filing); [*].

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.12 “Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, however, that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first complete Calendar Quarter thereafter; and (b) the last Calendar Quarter of the Term shall end upon the expiration or termination of this Agreement.

1.13 “cGMP” shall mean the current Good Manufacturing Practices regulations and implementing guidelines and General Biological Products Standards promulgated by the FDA and published at 21 CFR §§ 210, 211 and 610, as such regulations may be amended from time to time, and by the European Commission as set out in Directive 91/356 EEC of the Commission of the European Communities as may be amended from time to time and all relevant foreign equivalents, to the extent such regulations apply to “API intermediates” and/or “API Bulk Drug” as defined in QA7 of the Quality Guidelines of the International Conference on Harmonization.

1.14 “Change” shall have the meaning set forth in Section 3.12.2 .

1.15 “Claim” shall have the meaning set forth in Section 13.1 or 13.2, as applicable.

1.16 “Codexis Customers” shall mean (i) Third Party Innovator Companies located throughout the world (other than in India); and (ii) Third Party Generic Companies located in United States, Canada, and Israel, and their respective commonwealths, territories and possessions, and Europe.

1.17 “Codexis Enzyme” shall mean, on a Product-by-Product basis, the respective enzyme(s) set forth on Exhibit 1.17 as of the Effective Date or added at any time during the Term pursuant to an amendment of Exhibit 1.17 made in accordance with Section 16.9.

1.18 “Codexis Enzyme-Related Restrictions” shall have the meaning set forth in Section 2.15.

1.19 “Codexis Improvements” shall mean, on a Product-by-Product basis, (i) any modifications, changes, additions, variations, derivatives, alterations or improvements to the respective Codexis Enzyme(s) (other than new or improved Codexis Enzymes covered by Section 2.5) and/or Codexis Process(es), which are individually or jointly developed by Codexis and/or its Affiliates, whether patentable or not, during the Term of this Agreement; and (ii) Arch Bio-Chemical Improvements.

1.20 “Codexis India” shall mean Codexis Laboratories India Private Limited.

1.21 “Codexis India Customers” shall mean (i) Third Party Innovator Companies in India; and (ii) the following companies in India: [*], as the foregoing list may be updated or modified pursuant to written agreement of the Parties.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.22 “Codexis IP Rights” shall mean, on a Product-by-Product basis, any technology, Information, expertise, know-how, trade secrets, Patents and/or other intellectual property rights (excluding any trademarks, including without limitation, the Codexis Trademarks) Controlled by Codexis and/or its Affiliates and necessary for or otherwise used in the manufacture of Product.

1.23 “Codexis Process” shall mean, on a Product-by-Product basis, any process and/or method(s) of use of a Codexis Enzyme, including without limitation, any in vitro biochemical conversion of a chemical substrate into the respective Product catalyzed by the respective Codexis Enzyme, or any analog or homolog thereof, developed or supplied by or on behalf of Codexis pursuant to this Agreement. For avoidance of doubt, the Codexis Process shall not include any Arch Chemical Improvements.

1.24 “Codexis Trademarks” shall mean the trademarks, tradenames, designs and logos set forth on Exhibit 1.24.

1.25 “Confidential Information” shall mean any Information of a confidential and/or proprietary nature, including without limitation the know-how, information, invention disclosures, patent applications, proprietary materials and/or techniques, economic information, business or research strategies, purchase orders (and any information included therein), trade secrets, and material embodiments thereof, disclosed by a Party to the other Party in written form marked “confidential,” or in oral form if summarized in a writing marked “confidential” and delivered to the Receiving Party within thirty (30) days after such oral disclosure. For purposes of this Agreement, any and all Codexis Enzymes and Codexis Processes shall be deemed to be Confidential Information of Codexis.

1.26 “Control” shall mean, with respect to an intellectual property right, possession of the ability, whether arising by ownership or license, to grant a license or sublicense as provided for in this Agreement under such right, or, with respect to an item, possession of the ability, whether arising by ownership or license, to transfer such item as provided for in this Agreement, in each case, without violating the terms of any written agreement with any Third Party.

1.27 “Disclosing Party” shall have the meaning set forth in Section 10.1.

1.28 “Disputes” shall have the meaning set forth in Section 14.1.

1.29 “Drug Master File” or “DMF” shall mean Arch’s Drug Master File for manufacturing the applicable API as defined and filed with the FDA, and the equivalent filing with the governing health authority of any country in the European Union.

1.30 “Enzyme Purchase Order” shall have the meaning set forth in Section 2.7.

1.31 “Enzyme Rolling Requirement Forecast” shall have the meaning set forth in Section 2.6.

1.32 “Enzyme Specification” shall have the meaning set forth in Section 2.14

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.33 “Europe” shall mean all member States of the European Union and all countries included in the European Economic Area as of the Effective Date, and Switzerland, Turkey, and Croatia and other countries formerly part of Yugoslavia.

1.34 “Execution Audit” shall have the meaning set forth in Section 2.16.

1.35 “FDA” shall mean the U.S. Food and Drug Administration and any successor agency.

1.36 “First Commercial Sale” shall mean, on a Product-by-Product basis, the first sale by a Party of any quantity of a Product used in or intended for use in any drug product approved for marketing in the United States or Europe.

1.37 “Government Authority” shall mean any supranational, national, regional, state or local government, court, governmental agency, authority, board, bureau, instrumentality, regulatory body, or other government entity, including without limitation any of the foregoing that is involved in the granting of approvals, licenses, registrations, or authorizations for commercialization of the Product and/or of drug product containing the Product.

1.38 “Information” shall mean data, results, inventories, information, inventions, know-how, processes, machines, trade secrets, techniques, methods, developments, materials, or compositions of matter or other information of any type or kind.

1.39 “Manufacturing Facility” shall mean any site or plant in which Arch manufactures Product in accordance with the provisions of this Agreement.

1.40 “MSA” shall mean that certain Master Services Agreement, entered into by Codexis and Arch and effective as of August 1, 2006, as amended. For the avoidance of doubt, neither the MSA nor any amendment to the MSA shall fall within the definition of 2008 Arch Agreements.

1.41 “Non-Codexis Process” shall mean, on a Product-by-Product basis, in whole or in part, any chemical and/or manufacturing methods, processes, procedures, and/or techniques (excluding Codexis Process), which are individually or jointly conceived, invented, reduced to practice, or developed by Arch and/or its Affiliates, in connection with this Agreement, whether patentable or not, and any improvements and/or modifications thereto, in each case as necessary for or otherwise used in the manufacture of Product.

1.42 “Non-Exclusive Relationship” shall have the meaning set forth in Section 4.2.

1.43 “Option” shall have the meaning set forth in Section 15.5.

1.44 “Patent” shall mean: (a) issued letters patent, including extensions, supplemental protection certificates, registrations, confirmations, reissues, reexaminations or renewals thereof; and (b) pending applications, including any provisional applications, converted provisional applications, continuing prosecution applications and continuation, divisional, or continuation-in-part applications thereof, for any of the foregoing.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.45 “Products” shall mean the API and intermediate products set forth on Exhibit 1.45 as of the Effective Date or added at any time during the Term pursuant to an amendment of Exhibit 1.45 made in accordance with Section 16.9.

1.46 “Product Purchase Order” shall have the meaning set forth in Section 3.6.

1.47 “Product Specification” shall have the meaning set forth in Section 3.12.1 .

1.48 “Receiving Party” shall have the meaning set forth in Section 10.1.

1.49 “Term” shall have the meaning set forth in Section 15.1.

1.50 “Third Party” (and with its correlative meaning, “Third Parties”) shall mean any party other than Codexis, Arch, or an Affiliate of either Codexis or Arch.

1.51 “Third Party Generic Company” shall mean, on a Product-by-Product basis, all Third Party pharmaceutical companies other than Third Party Innovator Companies, and their permitted licensees, successors and assigns (provided such licensees, successors and assigns are not Third Party Innovator Companies).

1.52 “Third Party Innovator Company” shall mean, on a Product-by-Product basis, (i) all Third Party pharmaceutical companies that either have, or have had, a proprietary interest in the composition of matter of the respective Product; and (ii) any Third Party pharmaceutical company which does not have, or have had, a proprietary interest in the composition of matter of the respective Product but which company primarily sells products in which it has or has had a proprietary interest therein as opposed to products in which it has or has had no proprietary interest, in each case, together with their permitted licensees, successors and assigns.

2.	ENZYME PURCHASE AND SUPPLY; LICENSE GRANTS

2.1 Codexis Enzymes. Subject to the terms and conditions of this Agreement, including without limitation Section 4.1, on a Product-by- Product basis, Arch (and its Affiliates) shall purchase exclusively from Codexis (or its Affiliates) quantities of applicable Codexis Enzyme sufficient to enable Arch (or its Affiliates) to manufacture the respective Products. Subject to Section 4.1, Codexis (and its Affiliates) shall not supply Codexis Enzymes to any other Third Party for purposes of manufacturing Products and Arch (and its Affiliates) shall not acquire any enzyme for use in the manufacture of Products from any Third Party. Notwithstanding the foregoing,

(i) Codexis (or its Affiliates) may supply [*] to one Third Party that may use [*] for the purposes of manufacturing and selling [*]; provided, Codexis (or its Affiliates, as the case may be) ensures by way of written contract that such Third Party is bound not to sell the [*] intermediate, that may be manufactured utilizing the same Codexis Enzyme ([*]).

(ii) Codexis (or its Affiliates) may supply [*] to one Third Party that may use [*] for the manufacture of [*].

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.2 License Grants to Arch.

(a) Codexis IP Rights. Subject to the terms and conditions of this Agreement, Codexis hereby grants to Arch on a Product-by-Product basis, during the Term a non-exclusive, non-sublicensable and non-transferable (subject to Section 16.6) license under the Codexis IP Rights to use the Codexis Enzyme(s) and/or Codexis Process(es) (but not the Codexis Improvements) solely to manufacture Products for sale by Codexis to Codexis Customers and for sale by Arch to Arch Customers.

(b) Codexis Improvements. Subject to the terms and conditions of this Agreement, Codexis hereby grants to Arch on a Product-by-Product basis, during the Term, a non-exclusive, non-sublicensable and non-transferable (subject to Section 16.6) license under the Codexis IP Rights to use the Codexis Improvements Controlled by Codexis which are necessary for the manufacture and sale of Products, solely to manufacture Products for sale by Codexis to Codexis Customers and for sale by Arch to Arch Customers.

2.3 Enzyme Specification. The specification for each Codexis Enzyme (each, an “Enzyme Specification”) is as set forth in Exhibit 2.14. All Codexis Enzymes supplied by Codexis hereunder shall comply with the applicable Enzyme Specification.

2.4 Supply Obligation of Codexis. Subject to the terms and conditions of this Agreement, during the Term, Codexis shall supply (or have supplied by its designees) Codexis Enzymes to Arch to be used by Arch solely in the manufacture of Products (A) sold by Arch to Arch Customers and (B) sold to Codexis for sale by Codexis to Codexis Customers.

2.5 New or Improved Enzymes. On a Product-by-Product basis, Codexis shall provide Arch with its projected commercial availability date for any improved Codexis Enzyme(s) for existing Product(s) at least six (6) months prior to Codexis’ projected ability to manufacture at least one hundred (100) kilograms of each such Codexis Enzyme and upon designation by Codexis, such improved Codexis Enzyme shall be added to Exhibit 1.17 and fall within the definition of Codexis Enzyme.

2.6 Enzyme Rolling Requirement Forecasts. On a Product-by-Product basis, beginning three (3) months prior to the anticipated First Commercial Sale to a Third Party of at least one hundred (100) kilograms of Product until the end of the Term, at least thirty (30) days prior to the beginning of each Calendar Quarter, Arch shall provide Codexis a written forecast of Arch’s expected requirements for each of the Codexis Enzyme(s) based on Arch’s good faith projected sales of Products, during the following twelve (12) calendar months broken down by calendar months, and which shall include projected order dates, quantities, shipping dates, and quality standards (as applicable) (each, an “Enzyme Rolling Requirement Forecast”).

2.7 Enzyme Purchase Orders. Each of the Codexis Enzyme(s) shall be ordered by Arch by written purchase order delivered by email (or by any other means agreed by the Parties), in a form to be mutually agreed by the Parties (each, an “Enzyme Purchase Order”). No communications (oral, electronic, written or otherwise) between the Parties in respect of any purchase or supply of Codexis Enzymes shall be binding on the Parties except to the extent such communication is embodied in an Enzyme Purchase Order or other document signed by each Party. At least sixty (60) days prior to the earliest desired date of delivery, Arch shall place binding Enzyme Purchase Orders for each of the Codexis Enzyme(s) reasonably consistent with the Enzyme Rolling Requirement Forecast. Codexis shall have five (5) Business Days to accept or reject each Enzyme Purchase Order and if Codexis does not respond within such five (5) Business Days then the Enzyme Purchase Order is deemed rejected. Notwithstanding the foregoing, any Enzyme Purchase Order placed by Arch specifying in writing that the requested Codexis Enzymes are for a confirmed Product Supply Order placed by Codexis shall be deemed accepted by Codexis upon receipt of the same.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.8 Codexis Enzyme Supply. Codexis shall ensure that the timing and delivery of supply of Codexis Enzyme is consistent with the Enzyme Rolling Requirement Forecast and the corresponding Product Supply Orders. Codexis, at its sole cost and expense, will validate, manufacture and supply the Codexis Enzymes in accordance with the applicable Enzyme Specification, and will be responsible for all necessary and useful requirements therefor, including without limitation ensuring sufficient manufacturing capacity, employing appropriate equipment, facilities and personnel, implementing cost reduction plans, and complying with all Applicable Laws. The Codexis Enzymes will be manufactured and supplied to Arch under the Codexis Trademarks.

2.9 Conflicts. To the extent that there is any conflict or inconsistency between this Agreement and any Enzyme Rolling Requirement Forecast or Enzyme Purchase Order, the terms of this Agreement shall govern unless otherwise agreed to in writing by the Parties. For clarity, no term or condition added by Arch to an Enzyme Purchase Order shall be binding on Codexis unless such term or condition is specifically agreed to by Codexis in writing signed by a duly authorized officer of Codexis.

2.10 Delivery and Storage of Codexis Enzymes. Subject to Section 2.7, Codexis shall deliver to Arch the amount of each of the Codexis Enzyme(s) specified in each Enzyme Purchase Order no later than the dates specified therein; provided, that Codexis shall not be required to deliver such amount prior to sixty (60) days after receiving such Enzyme Purchase Order. All Codexis Enzymes shall be shipped by Codexis (or its designee) by air or as otherwise directed by Arch, to the location designated in writing by Arch. The Parties shall cooperate in selecting appropriate carriers, and title and risk of loss shall pass to Arch upon delivery by Codexis to such carrier(s). Codexis (or its designee) shall ship each of the Codexis Enzymes under appropriate packaging and storage conditions, including, for example, using envirotainers or similar temperature-control equipment for shipments. Arch agrees to store Codexis Enzymes in a secure location at minus twenty degrees Celsius (-20°C) unless otherwise instructed by Codexis. Arch shall bear any and all costs arising from failure to comply with the terms of the foregoing sentence.

2.11 Inspection of Codexis Enzyme. Codexis Enzymes shall be shipped with a mandatory certificate of analysis as per customary industry practice. Arch shall have ten (10) days to inspect each shipment and provide a written rejection of any shipment of enzyme on the basis that such enzyme does not comply with the applicable Enzyme Specification. In the event that Codexis receives a written notice of rejection from Arch, subject to Section 2.13, Codexis shall replace such rejected Codexis Enzyme pursuant to Section 2.12. If Arch fails to notify Codexis in writing of a rejection within such ten (10) day period, the shipment of Codexis Enzyme shall be deemed accepted by Arch and Codexis shall have no obligation to accept a return of or to replace such shipment. In any event, Arch shall pay for such Codexis Enzymes as otherwise provided herein and shall be entitled to, at its sole discretion, a credit or refund of the properly rejected shipment at the time they are ultimately rejected.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.12 Replacement of Defective Codexis Enzyme. In the event that Codexis receives a written notice of rejection from Arch in accordance with Section 2.11, Codexis (or its designee) shall, at the sole cost and expense of Codexis, replace any shipment of such rejected Codexis Enzyme, including without limitation disposal of such rejected Codexis Enzyme, within sixty (60) days after receiving Arch’s written notice of rejection. For clarity, the foregoing right shall not limit any other remedy available at law or in equity. Arch shall keep such defective Codexis Enzyme at its premises until receipt of Codexis’ instruction for Arch to return or otherwise dispose of such defective Codexis Enzyme. Notwithstanding anything to the contrary, Codexis shall have no obligation to replace any shipment of Codexis Enzyme or part thereof pursuant to this Section 2.12 or issue a refund or credit pursuant to Section 2.11 in the event Codexis can establish that there was no defect or such defect occurred after delivery of such shipment of Codexis Enzyme. Codexis shall in good faith provide details to Arch of test methods that are customarily employed by Codexis to check the purity and quality of Codexis Enzymes supplied to Arch. In the case of a marginal Enzyme Specification failure or non-compliance, the relevant Codexis Enzyme can be offered to Arch for use at a higher loading rate in the production process than dictated by the standard recipe. Under such cases, if there is increased inconvenience to Arch in use of such Codexis Enzyme then a reduced price will be agreed to by the Parties that reflects the increased usage and inconvenience.

2.13 Disputes. If Codexis disputes Arch’s right to reject all or part of any shipment of any Codexis Enzyme as set forth in Section 2.11, Codexis shall notify Arch within ten (10) days after receipt of Arch’s written notice of such rejection. Such dispute shall be resolved by a Third Party within thirty (30) days of such notice. Such Third Party shall have expertise in the area of biocatalysis, the identity of whom shall be mutually agreed upon by the Parties, and the appointment of whom shall not be unreasonably delayed or conditioned by either Party. The determination of such Third Party with respect to all or part of any shipment of any Codexis Enzyme shall be final and binding upon the Parties. The Third Party’s scope of review and decision shall be strictly limited to the reasons given by Arch in rejecting the shipment or part thereof, and such Third Party may not consider any alleged defects or reasons beyond the alleged defects and reasons given by Arch. For the avoidance of doubt, if such Third Party determines that the reasons given by Arch in rejecting the shipment or part thereof were not proper, then no refund or credit shall be due to Arch under Section 2.11, even if such Third Party determines that the shipment was defective on other, independent bases. The fees and expenses of such Third Party shall be paid by the Party against which the determination is made. Notwithstanding anything to the contrary in this Article 2, Codexis shall continue delivering Codexis Enzyme(s) pursuant to the terms of this Agreement and Arch shall pay for Codexis Enzymes, including without limitation replacement of any defective Codexis Enzyme, pursuant to the terms of this Agreement during the dispute resolution process set forth in this Section 2.13.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.14 Failure to Supply Enzyme. In the event that Codexis (and its designees) fail to supply at least [*] of the amount of any particular Codexis Enzyme that Codexis was obligated to deliver under Section 2.7 ordered pursuant to either (i) the aggregate of all Enzyme Purchase Orders during a period of twelve (12) consecutive months or (ii) three (3) or more Purchase Orders in any period of twelve (12) consecutive months, in accordance with the terms of such Enzyme Purchase Orders, then, notwithstanding anything to the contrary, Arch shall have the right in Arch’s sole discretion to undertake any one of the following remedies: (a) take steps necessary to cover any such shortfall in the supply of Product that would have been manufactured using such Codexis Enzyme, including without limitation using a manufacturing process other than the Codexis Process to manufacture the applicable Product; (b) modify any then-outstanding Enzyme Purchase Orders without penalty; (c) terminate this Agreement with respect to such Codexis Enzyme pursuant to Section 15.2; or (d) exercise the right provided in Section 15.5 of this Agreement with respect to the Product that is manufactured using such Codexis Enzyme. Notwithstanding anything in this Agreement to the contrary, the remedies set forth herein shall be the sole and exclusive remedies of Arch with respect to Codexis’ failure to supply Codexis Enzyme.

2.15 Audit Rights. During the Term and for a period of three (3) years thereafter, Arch shall permit an independent technical consultant selected by Codexis but agreed to by Arch, such agreement not to be unreasonably withheld or delayed, to have access to Arch’s records and books, and to review Arch’s manufacturing process for Product using Codexis Enzyme, at the applicable Manufacturing Facility(ies) in order to (a) conduct an independent assessment of the performance of the Codexis Process and (b) to verify that Arch has not (i) used, sold, transferred, or produced any Codexis Enzymes, Codexis Process, Codexis Improvements, or technology relating to the Codexis Process, including without limitation the Codexis IP Rights, in violation of the terms and conditions of this Agreement; or (ii) reverse engineered or created any derivatives of, or made modifications and/or improvements to the Codexis Enzyme or any DNA encoding it (the “Codexis Enzyme-Related Restrictions”). Such records and books of accounting shall be kept at Arch’s principal place of business. Such audit shall take place no more than once every twelve (12) months during regular business hours, and upon not less than ten (10) days’ written notice. Such independent auditor shall be subject to confidentiality obligations, and such auditor shall not disclose Confidential Information of Arch to Codexis except to the extent such Confidential Information is related to the subject matter of such audit. If such examination reveals that Arch has violated any Codexis Enzyme-Related Restriction, Codexis shall have the right, in its sole discretion, to terminate this Agreement pursuant to Section 15.2. The fees and expenses of such assessment shall be paid by Codexis, unless the examination results in a determination that Arch has violated any Codexis Enzyme-Related Restriction, in which case Arch shall pay all reasonable costs and expenses incurred by Codexis in the course of making such determination, including the fees and expenses of such assessment.

2.16 Execution Audit. Within ninety (90) days after execution of this Agreement, Arch shall permit an independent accountant and/or technical consultant selected by Codexis to have access to Arch’s records and books, and to review Arch’s manufacturing process for Product using Codexis Enzyme, at all Arch facilities, including without limitation the applicable Manufacturing Facility(ies), in order to audit (a) the total physical count of Codexis Enzyme in Arch’s possession and en route to each of Arch’s facilities, (b) the total Product in Arch’s Product finished goods inventory, and (c) the total Product being manufactured on hand (work-in-process) (“Execution Audit”). On a Codexis Enzyme-by-Codexis Enzyme and Product-by-Product basis, Arch shall deliver a complete listing of inventory of Codexis Enzyme and Product and the location thereof at least two (2) days prior to the Execution Audit, and shall deliver a preliminary list of inventory within two (2) weeks after the execution of this Agreement. Arch shall use its best efforts to assist the independent accountant and/or technical consultant in the Execution Audit.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.	PRODUCT PURCHASE AND SUPPLY; LICENSE GRANTS

3.1 Manufacture of Products. Subject to the terms and conditions of this Agreement, including without limitation Section 4.1, Arch shall have the exclusive right to manufacture Products using the Codexis Process and Codexis Enzymes. Arch may not use any enzymes other than Codexis Enzymes or any processes other than Codexis Processes in any step of the manufacture of the Products unless a non-enzymatic process is the only process available for the relevant manufacturing step. For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, (i) subject to Section 4.1, neither Arch nor its Affiliates may purchase any intermediates that fall within the definition of Products from any Third Party and (ii) Arch may purchase the intermediate [*] from Third Parties.

(a) Products for Sale to Codexis Customers. Subject to the terms and conditions of this Agreement, including without limitation Section 4.1, on an Product-by- Product basis, Codexis (and its Affiliates) shall purchase Products exclusively from Arch for the sale of such Product by Codexis (and its Affiliates) solely to Codexis Customers for the Term of this Agreement and for the avoidance of doubt, Codexis (and its Affiliates) may not sell or authorize any sale of Products to any Third Party Generic Companies that are not Codexis Customers or Codexis India Customers.

(b) Products for Sale to Arch Customers. Subject to the terms and conditions of this Agreement, on a Product-by- Product basis, Arch may sell Products solely to Arch Customers for the Term of this Agreement and for the avoidance of doubt, Arch (and its Affiliates) may not sell or authorize any sale of Products to any (i) Third Party Innovator Companies, (ii) Third Party Generic Companies that are Codexis Customers or (iii) Codexis India Customers.

3.2 License Grants to Codexis. Arch hereby grants and shall cause its Affiliates to grant Codexis, a non-exclusive, royalty-free, non-sublicensable (except to the extent required to exercise rights under Section 4.1), non-terminable (subject to Sections 15.2 and 15.3), nontransferable (subject to Section 16.6) license under any Non-Codexis Process(es) to use, manufacture and have manufactured (subject to the restrictions set forth in Section 3.1 on Codexis’ ability to manufacture and have manufactured Products), sell, offer for sale, import, and/or export Products to be sold by Codexis to Codexis Customers.

3.3 Supply Obligation of Arch. Subject to the terms of this Agreement, Arch shall supply Products to Codexis to be sold by Codexis to Codexis Customers.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.4 Product Supply. Arch shall label the Products in accordance with Codexis’ written instructions as set forth in Exhibit 3.4. In accordance with Section 3, Codexis shall purchase from Arch, and Arch shall supply to Codexis Products for sale by Codexis to Codexis Customers. The timing and delivery of such supply shall be as set forth in the applicable Product Purchase Order. Arch, at its sole cost and expense, will validate, manufacture and supply Products in accordance with the applicable Product Specification for Product(s) to be sold to a Codexis Customer, and will be responsible for all necessary and useful requirements therefor, including without limitation ensuring sufficient manufacturing capacity; employing appropriate equipment, facilities and personnel; implementing cost reduction plans; and complying with all Applicable Laws. The Products shall be manufactured and supplied under the Codexis Trademarks. For the avoidance of doubt, Products sold and shipped directly to Codexis Customers will be accompanied by a Codexis Commercial Invoice and an Arch Certificate of Analysis, and any other documents as necessary or appropriate as described in the respective customer purchase order.

3.5 Failure to Supply Product. In the event that Arch fails to deliver at least [*] of the amount of any particular Product that Arch was obligated to deliver under Section 3.6 ordered pursuant to any particular Product Purchase Order in accordance with the terms of such Product Purchase Order, then, notwithstanding anything to the contrary, Codexis shall have the right to take any and all steps necessary to cover, at the sole cost and expense of Arch, any such shortfall in the supply of such Product and, at Codexis’ sole discretion, to modify any then-outstanding Product Purchase Orders without penalty. Notwithstanding and without limiting the foregoing, Arch acknowledges and agrees that: (a) any failure by Arch to deliver at least [*] of the amount of any particular Product ordered (i) pursuant to three (3) or more Product Purchase Orders in any period of twelve (12) consecutive months or (ii) pursuant to the aggregate of all Product Purchase Orders in any period of twelve (12) consecutive months, in accordance with the terms of such Product Purchase Orders, shall constitute a material breach of this Agreement by Arch with respect to such Product; (b) Codexis shall have the right, but not the obligation, in its sole discretion, to convert its exclusive purchase obligation (and Arch’s exclusive manufacturing right) set forth in Section 2.1 or 4.1, as applicable, with respect to such Product to a non-exclusive arrangement (but, for clarity, in such event, Arch’s supply obligation to Codexis pursuant to Sections 2.1 and/or 4.1, as applicable, shall remain exclusive); and (c) Codexis’ rights pursuant to this Section 3.5 shall not limit any other rights of Codexis under this Agreement with respect to a failure to supply by Arch which constitutes a material breach pursuant to paragraph (a) above, including without limitation, Codexis’ right to terminate this Agreement with respect to such Product pursuant to Section 15.2. The remedies set forth in this Section 3.5 shall be the exclusive remedies of Codexis with respect to Arch’s failure to supply Products.

3.6 Product Purchase Orders. Each of the Product(s) shall be ordered by Codexis by written purchase order submitted electronically (or by any other means agreed by the Parties), in a form to be mutually agreed by the Parties (each, a “Product Purchase Order”). No communications (oral, electronic, written or otherwise) between the Parties in respect of any purchase or supply of Products shall be binding on the Parties except to the extent such communication is embodied in a Product Purchase Order or other document signed by each Party. In the event that a Codexis Customer modifies or cancels any order for Product, Codexis shall discuss the matter with Arch and only after Arch’s consent in writing (which consent may not be unreasonably withheld or delayed ) modify or cancel a Product Purchase Order provided that Arch has not already shipped Product prior to receipt of the cancellation/modification notice. All Product Purchase Orders shall be deemed accepted by Arch, except with respect to Products subject to a Non-Exclusive Relationship, which Purchase Orders shall be accepted by Arch only if (x) Codexis provides a sufficient quantity of Codexis Enzyme to Arch in order to allow Arch to manufacture the requested quantity of Product in the requested timeframe or (y) accepted in writing by Arch within five (5) days of receipt of such Product Purchase Order. Arch shall promptly provide Codexis written notice in the event that Arch will not be able to deliver any quantities specified in the Product Purchase Order.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.7 Conflicts. On Product-by-Product basis and Purchase Order-by-Purchase Order basis, in the event a Codexis Customer has additional and/or different terms and conditions regarding the supply of Product or requirement of additional sales documentation, Codexis shall forward such terms and conditions to Arch in writing, either in the applicable Purchase Order or otherwise, and such terms and conditions shall be in addition to the terms and conditions in this Agreement solely for such Purchase Order. To the extent that there is any conflict or any inconsistency between this Agreement and any Product Purchase Order, or any other document pertaining to the supply of Products (except as set forth in Section 3.12.3 ), the terms of this Agreement shall govern. For clarity, no conflicting term or condition added by Codexis to a Product Purchase Order shall be binding on Arch unless such term or condition is specifically agreed to by Arch in writing signed by a duly authorized officer of Arch.

3.8 Delivery of Products. Arch shall deliver to Codexis and/or its designee the amount of each of the Product(s) specified in each Product Purchase Order, together with any other sales documentation or other materials specified in such Purchase Order, no later than the date (or dates) mutually agreed by the Parties therein. All Products shall be (a) delivered to Codexis as inventory supply; or (b) shipped by Arch by air or as otherwise directed by Codexis to the destination designated in writing by Codexis. The Parties shall cooperate in selecting appropriate carriers, and title and risk of loss shall pass to Codexis upon delivery by Arch to such carrier(s). Arch shall notify Codexis in writing within five (5) days after shipping any Product in order to allow Codexis to properly invoice its customers. Arch shall ship each order of Product under appropriate packaging and storage conditions, including, for example, using envirotainers or similar temperature-control equipment for shipments where appropriate. All deliveries will be accompanied by the relevant Certificate of Analysis (CoA), and a detailed delivery note specifying the identity of the material, the quantity and the lot number(s) and any other documents specified in the applicable Product Purchase Order (including, for example, TSE/BSE certificate and Material Safety Data Sheet (MSDS)).

3.9 Inspection of Product. Upon receipt of each shipment of Product, Codexis and/or the Codexis Customer, shall test and inspect such Product for compliance with the Product Specification and other documentation as set forth in Section 3.12 or otherwise provided by Codexis to Arch pursuant to Section 3.7 (as applicable) for such Product corresponding to such shipment. Codexis and/or the Codexis Customer shall inform Arch of the result of the acceptance inspection including the judgment of acceptance or rejection of all or part of a shipment in writing within ten (10) days (or such other time as may be agreed to by Codexis and a Codexis Customer, as specified in the applicable Product Purchase Order) after the delivery of such shipment of Products. In the event that Arch receives a written notice of rejection from Codexis and/or the Codexis Customer within the timeframes set forth in the following sentence, subject to Section 3.11, Arch shall replace such rejected Product pursuant to Section 3.10. If Codexis and/or the Codexis Customer fails to notify Arch of a rejection within the requisite timeframe, the shipment of Products shall be deemed accepted by Codexis and/or the Codexis Customer. Regardless of any rejection of all or part of a shipment of Product, Codexis shall pay for such Product and if such rejection is determined to be proper by Arch or pursuant to the dispute resolution mechanism set forth in Section 3.11, Codexis shall be entitled to, at its sole discretion, a credit or refund of such properly rejected Product.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.10 Replacement of Defective Product. In the event that Arch receives a written notice of rejection from Codexis and/or the Codexis Customer, Arch shall, at the sole cost and expense of Arch, replace any shipment of such rejected Product, including without limitation disposal of such Product, within sixty (60) days after receiving Codexis’ and/or the Codexis Customer’s written notice of rejection. For clarity, the foregoing right shall not limit any other remedy available at law or in equity. Codexis and/or the Codexis Customer shall keep such defective Product at the premises of Codexis and/or the Codexis Customer, as applicable, until receipt of Arch’s instruction for Codexis and/or the Codexis Customer to return or otherwise dispose of such defective Product. Notwithstanding anything to the contrary, (i) Arch shall have no obligation to replace any shipment of Product or part thereof pursuant to this Section 3.10 or issue a refund or credit pursuant to Section 3.9 in the event Arch can establish that the Product is not defective or such defect occurred after delivery of Product; and (ii) if the basis for any rejection is a defect due to a change in any regulatory requirement as specified by a Government Authority and which change was not identified by the Government Authority prior to Arch’s manufacture of such Product, then the costs associated with replacement of the defective Product (which costs, for the avoidance of doubt, do not include costs to be borne by Arch in updating its manufacturing processes and procedures to become compliant with any new regulatory requirement or any other costs not attributable directly to the replacement) shall be borne equally by the Parties.

3.11 Disputes. If Arch disputes Codexis’ and/or the Codexis Customer’s right to reject all or part of any shipment of any Product as set forth in Section 3.9, Arch shall notify Codexis within ten (10) days after receipt of Codexis’ and/or the Codexis Customer’s written notice of such rejection. Such dispute shall be resolved by a Third Party within thirty (30) days of such notice. Such Third Party shall have expertise in the areas of quality control and quality assurance for active pharmaceutical ingredient and intermediate manufacturing, the identity of whom shall be mutually agreed upon by the Parties, and the appointment of whom shall not be unreasonably delayed or conditioned by either Party. The determination of such Third Party with respect to all or part of any shipment of any Product shall be final and binding upon the Parties. The Third Party’s scope of review and decision shall be strictly limited to the reasons given by Codexis in rejecting the shipment or part thereof, and such Third Party may not consider any alleged defects or reasons beyond the alleged defects and reasons given by Codexis. For the avoidance of doubt, if such Third Party determines that the reasons given by Codexis in rejecting the shipment or part thereof were not proper, then no refund or credit shall be due to Codexis under Section 3.10, even if such Third Party determines that the shipment was defective on other, independent bases. The fees and expenses of such Third Party shall be paid by the Party against which the determination is made. Notwithstanding anything to the contrary in this Article 3, Arch shall continue delivering Product(s), including without limitation replacement of any defective Products, pursuant to the terms of this Agreement during the dispute resolution process set forth in this Section 3.11.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.12 Changes and Quality Control.

3.12.1 Specification. As soon as practicable, but in any event no later than thirty (30) days prior to the First Commercial Sale of each Product, Codexis shall provide Arch with the specification for such Product (each, a “Product Specification”), as mutually agreed upon by the Parties. All Product supplied by Arch hereunder shall comply with the applicable Product Specification.

3.12.2 Changes. Arch shall not make any changes or alterations in (i) the Product Specification(s) for any Product or (ii) the process for the manufacture of any Product which change may impact the Product quality (each, a “Change”) without Codexis’ prior written consent.

(a) In the event that Arch requests a Change and Codexis consents to such Change, Arch shall bear the costs associated with implementing such Change, including without limitation any costs incurred in connection with testing such Change by Codexis or any Third Party laboratory designated by Codexis.

(b) In the event that Codexis requests a Change, Codexis shall bear the costs associated with such Change, including without limitation any costs incurred in connection with testing such Change by any Third Party laboratory.

3.12.3 Manufacturing Standards and Procedures. Unless otherwise agreed in writing by Codexis, all Products supplied hereunder and the manufacture thereof shall comply with appropriate quality standards depending on the intended market, including but not limited to cGMP. Arch shall adopt and maintain quality assurance procedures and perform quality control tests designed to ensure that all Products manufactured under this Agreement conform to and are manufactured in accordance with this Agreement, including any other requirements of a Codexis Customer which requirements shall be set forth in the relevant Purchase Order or otherwise set forth in writing by Codexis. Without limiting the foregoing, Arch agrees as follows:

(a) Arch shall be responsible for creating and retaining all records relating to the manufacturing, analysis and distribution, testing and release of materials, production and quality control (including in-process controls) as actual manufacturer, including Product Quality Review, generally in accordance with cGMP and shall provide copies to Codexis upon its reasonable written request.

(b) Arch shall retain reference samples from each Batch of Products for the period of time required by Applicable Law and cGMP regulations. Arch shall retain samples sufficient to conduct at least three re-examinations. Arch shall, upon written request, make reference samples available for inspection, testing, analysis and examination by Codexis and/or any relevant Government Authority, solely for the purposes of determining compliance with Applicable Law or the requirements under this Agreement.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c) The equipment and facilities used for manufacturing must be qualified by Arch. The results must be documented in writing. The processes for manufacturing of Product must be validated by Arch in accordance with the approved validation protocol. The validation should be performed on the three consecutive Batches which should each be included in formal stability studies. The stability studies should be performed in accordance to the valid ICH guidelines for the Product.

(d) Arch shall ensure that the Products have been manufactured in compliance with all requirements under this Agreement and shall release only Batches, which have been manufactured and analyzed by Arch according to the Product Specifications.

3.12.4 Manufacturing and Storage Location.

(a) Prior to the manufacture of any Product, Arch shall inform Codexis as to which Manufacturing Facility will be used to manufacture such Product. All such Product shall be manufactured at such Manufacturing Facility, and Arch shall not, without Codexis’ prior written consent, not to be unreasonably withheld, manufacture such Product at any facility other than such Manufacturing Facility. Notwithstanding the foregoing, in the event that Arch makes a good faith determination that it is more cost-efficient to outsource certain aspects or steps in the manufacturing of Products to Third Parties ( the “Subcontract Manufacturer”), Arch may, upon Codexis’ prior, written consent (not to be unreasonably withheld), use such Subcontract Manufacturers to manufacture Products provided that (i) such subcontracting does not increase manufacturing costs, (ii) Arch shall retain title to Products even when and during such time that Products are manufactured, maintained or held at the site of a Subcontract Manufacturer and (iii) Arch shall remain liable for all action or inaction of any Subcontract Manufacturer and any such action or inaction which would be deemed a breach of this Agreement had such action or inaction been taken by Arch shall be deemed a breach of this Agreement by Arch.

(b) Prior to the delivery of any such Product to Codexis, all such Product shall be stored in accordance with this Agreement, the applicable Specifications or as otherwise instructed in writing by Codexis, and at such Manufacturing Facility. Within five (5) days after Codexis’ request, Arch shall provide information relating to such stored Product, including without limitation the date of manufacture and the amount of such stored Product.

3.12.5 Inspections of Manufacturing Facility.

(a) Inspection by Codexis. Representatives of Codexis (i) shall upon Codexis’ request be permitted to review Arch’s quality assurance/quality control and Environmental, Health and Safety procedures; and (ii) may, during normal business hours and with reasonable advance notice, conduct a supplier audit of the Manufacturing Facility(ies); provided, that unless there is a material change to the operation of the Manufacturing Facility(ies) (such as introduction of new assets or products), such audit shall not extend beyond two (2) Business Days per facility and, unless deficiencies are discovered during any such audit, shall not be conducted more than once per calendar year at any particular Manufacturing Facility. Arch shall permit representatives of Codexis to inspect the Manufacturing Facility(ies) to verify that the Products are being manufactured and supplied in accordance with the applicable Specification, cGMP, the relevant terms of this Agreement and Applicable Law. Arch shall promptly remedy or cause the remedy of any deficiencies that may be noted in any such inspection.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) Inspections by Third Party Customers of Codexis. Representatives of Codexis’ Third Party customers for Products may, during normal business hours and with reasonable advance notice, conduct a supplier audit of the applicable Manufacturing Facility(ies); provided, that each such audit shall not extend beyond two (2) Business Days per facility and, unless deficiencies are discovered during any such audit, shall not be conducted more than once by any particular Third Party customer at any particular Manufacturing Facility in a particular calendar year. Arch shall permit such representatives to inspect the applicable Manufacturing Facility to verify that the Products are being manufactured and supplied in accordance with the applicable Product Specification, cGMP, Environmental, Health and Safety standards and Applicable Law. Arch shall promptly remedy or cause the remedy of any deficiencies that may be noted in any such inspection.

(c) Inspection by Government Authority. Arch agrees to provide access for Government Authority representatives to its facilities, including without limitation, the Manufacturing Facility(ies), for inspection at any time. Arch shall notify Codexis of any of the foregoing as soon as possible. Arch shall fully cooperate with any such inspection and, within five (5) days after such inspection, shall provide Codexis with copies of all correspondence to and from any Government Authorities in connection with any such inspection, including without limitation any formal reports; provided, however, that in the event that any such inspection reveals any deficiency, Arch shall provide such copies within twenty-four (24) hours after such inspection.

3.12.6 Recalls. In the event that (a) either Party determines that an event, incident, or circumstance has occurred which may result in the need for a recall or other removal of any Product from the market in any country; (b) any Government Authority threatens or initiates any action to remove any Product from the market; or (c) any Government Authority requires distribution of a “Dear Doctor” letter or its equivalent, regarding use of any Product, each Party, as applicable, shall (i) promptly advise the other Party in writing with respect thereto, and each Party, as applicable, shall provide to the other Party copies of all relevant correspondence, notices, and the like, and (ii) fully cooperate with the other Party regarding any proposed recall, withdrawal, or field correction.

4.	NON-EXCLUSIVE RELATIONSHIP.

4.1 Conversion to Non-Exclusive Relationship. On a Product-by-Product basis, the exclusive relationship set forth in Sections 2.1 and 3.1 shall be converted to a Non-Exclusive Relationship in the event of any of the following:

(a) Upon written notice by Codexis to Arch that it is not commercially feasible, in Codexis’ sole discretion, for Codexis to continue to supply any of the respective Codexis Enzyme(s) to Arch pursuant to Article 2, and Codexis provides ninety (90) days prior notice to Arch of such decision at any time after the second anniversary of the Effective Date, on a Product-by-Product basis.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) Upon written notice by Codexis to Arch if Arch fails to file a Drug Master File for [*], in which case [*], as applicable, shall be subject to a Non-Exclusive Relationship; provided, however that if Arch’s failure to file the DMF within the requisite time period is due to a change in a regulatory requirement imposed by a Government Authority, including but not limited to a requirement to specify a new impurity that had not previously been required, then Codexis and Arch shall engage in good faith discussions regarding an extension of the requisite time period set forth in this subsection (b) but any such extension shall only be upon mutual agreement of the Parties; and/or

(c) Upon written notice by either Party to the other Party upon a material, uncured breach by the other Party that is not cured within thirty (30) days’ written notice of such breach, in which case any or all Products, as identified by the non-breaching Party, shall be subject to a Non-Exclusive Relationship.

4.2 “Non-Exclusive Relationship” shall mean, for the relevant Product, notwithstanding Sections 2.1 and 3.1, (i) Codexis shall have the right to purchase the Product from any Third Party and also the right to sell/license the Codexis Enzymes and Codexis Processes to any Third Party; (ii) Arch shall have a corresponding right to sell the Product to any Third Party and also the right to procure the enzymes (other than Codexis Enzymes) and processes (other than the Codexis Process) needed to manufacture such Product from any Third Party; and (iii) without prejudice to above, with respect to a right granted by one Party to the other Party under this Agreement, such right may be granted to any Third Party in the first Party’s sole discretion. For the avoidance of doubt, the establishment of a Non-Exclusive Relationship in respect of any Product shall not affect the rights and obligations in respect of any other Products.

5.	PRODUCT DEVELOPMENT

5.1 Arch Development Responsibilities. On a Product-by-Product basis, Arch shall be solely responsible for and shall (i) scale-up and implement the Codexis Process(es), (ii) develop the Non-Codexis Process(es), and (iii) develop and manufacture the Product(s) in accordance with this Agreement. Such development shall include without limitation, chemistry development, scale-up, and obtaining any and all regulatory approvals and licenses required for such development and/or commercialization. Arch shall solely be responsible for all costs associated with its development activities under this Section 5.1, including without limitation, developing all required manufacturing and release testing for the Product(s).

5.2 Codexis Development Responsibilities. On a Product-by-Product basis, Codexis and/or its Affiliates shall be responsible for (a) selection of the manufacturing route for each Product in consultation with Arch; and (b) development of Codexis Enzyme(s) and the respective Codexis Process(es) for use in the manufacture of each Product. Notwithstanding the foregoing, Codexis, in its sole discretion, shall identify Codexis Enzyme(s) for use in the manufacture of Product(s). Codexis shall be responsible for all costs associated with its development activities under this Section 5.2, including without limitation, appropriate analytical methods for release testing of Codexis Enzyme(s).

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.3 Development Reports by Arch. On a Product-by-Product basis, as of the Effective Date, Arch shall provide Codexis with a written report, twice per calendar year within ten (10) Business Days after June 30 and December 31 of each such calendar year, on the status of its activities regarding the development of Non-Codexis Process(es) as set forth in Section 5.1 with respect to any Products, including without limitation, any Arch Improvements and any improvements made to the then-current Non-Codexis Process(es), in technical detail, made during the period covered by such report.

5.4 Inventory Transaction Reports; Audits. Arch shall maintain adequate records with respect to inventory of Products and each Codexis Enzyme, which records shall include without limitation information specifying how such Codexis Enzyme is used, stored, transferred, or otherwise disposed. On a Product-by-Product basis and Codexis Enzyme-by-Codexis Enzyme basis, following the first delivery of such Codexis Enzyme to Arch, Arch shall deliver to Codexis on a semi-monthly (or twice per month) basis, on or around the 15th day of each month and within two (2) Business Days after the end of each month, a written report setting forth in sufficient detail the information set forth Exhibit 5.4, and a report regarding the loading, scrap and utilization information of each such Codexis Enzyme, in each case for the period covered by such report. Codexis shall have the right to, at Codexis’ expense, visit (or have a representative visit) Arch’s Manufacturing Facilities twice per month for purposes of collecting data regarding sales of Products and/or inventory of Codexis Enzymes and/or inventory of Products. Such visits shall be on or around the 15th day each month and the last day of each month. Without limiting the foregoing, if Arch uses at least ten percent (10%) more Codexis Enzyme than planned, Arch shall promptly notify Codexis’ Vice President of Operations via email of such additional use and the reasons for such use and, for the avoidance of doubt, such additional use shall also be noted on the applicable report submitted pursuant to this Section 5.4.

5.5 Payables/Receivables. The Parties shall, within three (3) Business Days after the end of each calendar month, agree upon a written report of any payable/receivable amounts in respect of the prior month’s activities in respect of Codexis Enzymes, Products or any other work under this Agreement or any other agreements between the Parties (or their Affiliates) entered into contemporaneously with this Agreement.

6.	MARKETING OF PRODUCTS

6.1 Diligence by the Parties. Codexis shall use commercially reasonable efforts to market and sell Products to Codexis Customers. Arch shall use commercially reasonable efforts to market and sell Products to Arch Customers.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.2 Prices and Terms of Sale. Codexis shall decide, in its sole discretion, the selling price of Products to be sold to Codexis Customers. Arch shall decide, in its sole discretion, the selling price of Products to be sold to Arch Customers

6.3 Product Orders. In the event that (i) Arch identifies any companies for any Product that fall within Codexis Customers, Arch shall direct such companies to submit inquires for such Product to Codexis; and (ii) Codexis identifies any potential companies for any Product in that fall within Arch Customers, Codexis shall direct such companies to submit inquiries for such Product to Arch.

6.4 Weekly Sales Reporting by Arch. On a weekly basis, Arch shall deliver to Codexis a written report summarizing Product sales made by Arch during such week. Such report shall be delivered to Codexis electronically (via e-mail, pdf or other electronic means) on a weekly basis and delivered to Codexis or its representative during the visits referenced in Section 5.4 on or around the 15th and end of each month.

7.	REGULATORY FILINGS AND COMPLIANCE

7.1 Arch’s Regulatory Responsibilities. Arch shall be solely responsible for and shall carry out and complete all regulatory updates and filings necessary to obtain the consent of any Government Authorities (including without limitation the FDA) to the extent required in order to ensure that Arch and/or Codexis’ use of any Codexis Enzymes and/or Codexis Processes to manufacture, have manufactured, use, sell, offer for sale, import, export, and/or otherwise distribute Products for use in a drug product to be marketed in India complies with all Applicable Law and such updates and filings shall be in Arch’s name and owned exclusively by Arch. Arch shall also be responsible for filing a Drug Master File for each of [*] in the U.S. and Europe. In addition, in the event that a Codexis Customer requires such updates and filings, the obligations of Arch under this Section 7.1 shall also apply for the territory in which Product is to be sold to such Codexis Customer, as designated by such Codexis Customer or by Codexis, for and on behalf of such Codexis Customer. Arch shall designate as confidential in any such regulatory filings any Confidential Information of Codexis contained therein, and Arch shall make requests under Applicable Law for confidential treatment covering such Confidential Information. Arch shall, in its sole discretion, determine any matters regarding the regulatory strategy of Product(s) to be sold to Arch Customers.

7.2 Codexis’ Regulatory Responsibilities. Codexis will provide to Arch (a) all documentation Controlled by Codexis and/or its Affiliates requested by the relevant Government Authorities necessary for approvals; and (b) all reasonable assistance as requested by Arch, in order to permit Arch and/or its Affiliates to (i) make the filings contemplated in Section 7.1 and (ii) register with and obtain authorizations from such Government Authorities to use each Codexis Enzyme and Codexis Process to manufacture and market Product(s) to Codexis Customers. In particular, Codexis shall provide Arch with all the documents and information required for registrations, at health authorities and for GMO registration, if required under Applicable Law, including without limitation the full description of stability data, toxicological data, certificates of analysis and material safety data sheets, in each case, solely to the extent applicable to the applicable Codexis Enzyme used in each Codexis Process.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.2.1 Regulatory Reports. Arch shall notify Codexis within a commercially reasonable period of time of any regulatory filing, or license application related to the manufacture, use, sale, import, export and/or other distribution of any Product during the Term.

8.	TRADEMARK LICENSE

8.1 Trademark License Grants. Codexis hereby grants to Arch, upon the terms and subject to the conditions and restrictions of this Agreement, including without limitation Section 8.2, a non-exclusive, non-transferable right and license to use the Codexis Trademarks, upon and solely in connection with the distribution of Products to be sold to (x) Codexis Customers and (y) Codexis India. Arch accepts and acknowledges that the Codexis Trademarks are valuable assets of Codexis and agrees to use utmost care in ensuring that its use of the Codexis Trademarks is in strict compliance with the terms and conditions of this Agreement. Arch shall have no right to use Codexis Trademarks in connection with any Products distributed to Arch Customers (other than Codexis India) except as otherwise authorized in writing by Codexis and, for the avoidance of doubt, Products sold to Arch Customers (other than Codexis India) shall bear Arch Trademarks.

8.2 Restrictions on Use.

8.2.1 Arch shall not (a) change or modify the Codexis Trademarks, or create any design variation of the Codexis Trademarks, except to the extent required by law applicable to packaging materials and reasonably satisfactory to Codexis; (b) join any name, mark or logo with the Codexis Trademarks so as to form a composite trade name or trademark; (c) use the Codexis Trademarks in any manner that reflects adversely upon the Codexis Trademarks or Codexis or its Affiliates; (d) register, seek to register, or use any other trademark that is confusingly similar to or dilutes the Codexis Trademarks; (e) challenge the validity or enforceability of any of the Codexis Trademarks or Codexis’ right to grant the license to the Codexis Trademarks set forth herein; or (f) use the Codexis Trademarks in any manner inconsistent with the express rights granted to Arch hereunder. All use of the Codexis Trademarks made by Arch hereunder shall faithfully reproduce the design and appearance of the Codexis Trademarks and adhere to any standards provided by Codexis to Arch in writing from time to time.

8.2.2 To the extent allowed by Applicable Law and consistent with Codexis internal trademark policy as to size, location and prominence, all labeling of any Product, including without limitation packaging and package inserts and any promotional materials associated with such Product shall carry, in a conspicuous location, the Codexis Trademarks, subject to Codexis’ reasonable approval of the size, position, and location thereof on the Product or its components. Codexis reserves the right to provide Arch with adhesive labels, stickers or markers which reproduce the Codexis Trademarks, and Arch shall use such labels, stickers or markers in accordance with any standards provided by Codexis to Arch in writing from time to time.

8.3 Quality Control. To control and monitor compliance with the trademark licenses provided in this Article 8, each Party or its duly authorized representative shall have the right, at any time upon reasonable written notice to the other Party, to inspect, test and audit samples of (a) Products and packaging therefor bearing the Codexis Trademarks or the Arch Trademarks, as applicable; (b) all advertising, promotional and marketing materials bearing the Codexis Trademarks or the Arch Trademarks, as applicable; and (c) any other uses of the Codexis Trademarks or the Arch Trademarks, as applicable, by Arch or Codexis and/or its Affiliates, respectively; Arch and Codexis and/or its Affiliates shall promptly remedy any non-compliant uses of the Codexis Trademarks or the Arch Trademarks, respectively; provided, that in the event either Party reasonably determines that any such non-compliant uses poses immediate threat to the validity or enforceability of its trademarks, the other Party shall, upon written notice from such Party, immediately cease and desist all such non-conforming uses. Without limiting any of the foregoing, Arch shall submit samples of Products and packaging therefor, and advertising, promotional and marketing materials bearing the Codexis Trademarks to Codexis no less than once at the end of each calendar year during the Term for testing and review by Codexis.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.4 No Other Rights.

8.4.1 Except as expressly provided otherwise in this Agreement, including in Article 2, no right, title, or interest is granted by Codexis and/or its Affiliates to Arch and its Affiliates in, to, or under any intellectual property rights Controlled by Codexis and/or its Affiliates, including without limitation, the Codexis IP Rights.

8.4.2 Except as expressly provided otherwise in this Agreement, including in Article 3 or Section 11.1.2 , no right, title, or interest is granted by Arch to Codexis in, to, or under any intellectual property rights Controlled by Arch.

9.	PAYMENTS

9.1 Product Sales by Parties.

9.1.1 Codexis shall pay Arch a transfer price in respect of each Product sold to Codexis by Arch as agreed to in writing by the Parties.

9.1.2 Arch shall pay Codexis a license royalty in respect of each Product sold by Arch to an Arch Customer, as agreed to in writing by the Parties.

9.2 Enzyme Supply by Codexis.

9.2.1 On a Codexis Enzyme-by-Codexis Enzyme basis, Arch shall pay to Codexis [*] per kilogram of Codexis Enzyme or such other amount as may be agreed to in writing by the Parties.

9.2.2 Arch shall pay Codexis within ninety (90) days of delivery of each shipment of Codexis Enzyme hereunder. All payments made by Arch to Codexis for Codexis Enzymes shall be free of offsets, deductions, or withholdings of any kind for any and all taxes, duties, or other similar fees and/or penalties levied by any Government Authority, which taxes, duties, fees and/or penalties, if any, shall be borne solely by Arch. Notwithstanding, if any order of any income tax authority specifies deduction of tax at source on account of income tax payable by Codexis, the amount computed at the rate specified in the said order shall be withheld and deposited in government account as per Applicable Law.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.3 Late Payment Interest. Any payment under the terms and conditions of this Agreement made after the date such payment is due and payable shall bear interest as of the day after the date such payment was due and payable and shall continue to accrue such interest until such payment is made at a rate equal to the lesser of either (a) two percent (2%) above the prime rate as reported by Federal Reserve Bank of New York, located in New York, New York, as of the date such payment was due and payable, or (b) the maximum rate permitted by Applicable Law.

10.	CONFIDENTIALITY

10.1 In General. In connection with this Agreement each Party (the “Disclosing Party”) may provide to the other Party (the “Receiving Party”), Confidential Information.

10.2 Non-Disclosure and Non-Use. The Receiving Party shall maintain the Confidential Information of the Disclosing Party in confidence, shall not disclose such Confidential Information to any Third Party, and shall not use such Confidential Information for any purpose except as expressly permitted under the terms and conditions of this Agreement. Notwithstanding the previous sentence, the Receiving Party may disclose the Confidential Information of the Disclosing Party solely on a “need to know basis” to its Affiliates and its officers, directors, employees, legal counsel, contractors and agents, and independent legal counsel, each of whom prior to disclosure must be bound by obligations of nondisclosure and non-use no less restrictive than the obligations set forth in this Article 10; provided, however, that, in each of the above situations, the Receiving Party shall remain responsible for any failure by any person or entity who receives Confidential Information pursuant to this Section 10.2 to treat such Confidential Information as required under this Article 10. The Receiving Party shall take the same degree of care that the Receiving Party uses to protect its own confidential and proprietary information of a similar nature and importance, but in no event shall such care be less than reasonable care.

10.3 Exceptions. The obligations of non-disclosure and non-use under Section 10.2 will not apply as to particular Confidential Information of a Disclosing Party to the extent that such Confidential Information: (a) is at the time of receipt, or thereafter becomes, through no fault of the Receiving Party or its Affiliates, published or publicly known or available; (b) is known by the Receiving Party or its Affiliates at the time of receiving such information, as evidenced by competent written records; (c) is hereafter furnished to the Receiving Party or its Affiliates by a Third Party without breach of a duty to the Disclosing Party; or (d) is independently discovered or developed by the Receiving Party or its Affiliates without use of, application of, access to, or reference to Confidential Information of the Disclosing Party, as evidenced by competent written records.

10.4 Disclosure Required by Law. Disclosure of Confidential Information shall not be precluded if such disclosure (a) is in response to a valid order, or required under the regulations, of a court or other governmental body; or (b) is required by Applicable Law; provided, however, that the Receiving Party first has given reasonable prior notice to the Disclosing Party and at the Disclosing Party’s request, the Receiving Party cooperates with the Disclosing Party’s efforts, as applicable, to obtain a protective order limiting the extent of such disclosure and requiring that the Confidential Information so disclosed be used only for the purposes for which such order was issued or as required by such Applicable Law.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.5 Remedies. The Receiving Party agrees that its obligations under this Article 10 are necessary and reasonable to protect the Disclosing Party’s business interests and that the unauthorized disclosure or use of Confidential Information of the Disclosing Party will cause irreparable harm and significant injury, the degree of which may be difficult to ascertain. The Receiving Party further acknowledges and agrees that in the event of any actual or threatened breach of this Article 10, the Disclosing Party may have no adequate remedy at law and, accordingly, that the Disclosing Party will have the right to seek an immediate injunction, without an obligation to post a bond or any similar security, enjoining any breach or threatened breach of this Article 10, as well as the right to pursue any and all other rights and remedies available at law or in equity for such breach or threatened breach.

10.6 Agreement Terms. The existence of, and the terms and conditions of, this Agreement shall be Confidential Information of each of the Parties, and subject to the terms of this Article 10; provided, however, that (x) each Party may disclose this Agreement, in confidence, (i) to legal, scientific and financial advisors and (ii) in connection with any proposed legal transaction involving the disclosing Party in the form of mergers, offerings, acquisitions, fundings and investments; and (y) each Party may disclose this Agreement, in its entirety or with portions redacted, as may be required by Applicable Law, including but not limited to filing of this Agreement with the Securities and Exchange Commission (and, for the avoidance of doubt, if any such disclosure or filing is made on a non-confidential basis then the portions disclosed or filed shall no longer be deemed Confidential Information).

10.7 Survival. All obligations of non-disclosure and non-use imposed pursuant to the terms and conditions of this Article 10 shall survive expiration or termination of this Agreement and continue in full force and effect for a period of ten (10) years after the effective date of such expiration or such termination.

11.	INTELLECTUAL PROPERTY

11.1 Ownership by Codexis.

11.1.1 As between the Parties, subject only to the licenses set forth in Articles 2 or 8, Codexis shall retain all right, title and interest in, to and under the Codexis IP Rights, Codexis Trademarks, Codexis Process, each and every Codexis Enzyme, and Codexis Improvements.

11.1.2 Arch hereby assigns to Codexis all its right, title, and interest in, to, and under any and all discovery, invention, contribution, method, finding, or improvement, whether or not patentable, and all related intellectual property, including without limitation Patents and know-how, that is conceived, reduced to practice, or otherwise developed by Arch or an Affiliate of Arch, either solely or jointly with Codexis and/or a Third Party, during the Term that relates to the Codexis IP Rights, Codexis Trademarks, Codexis Process, any Codexis Enzyme, and/or the Codexis Improvements (collectively, the “Arch Bio-Chemical Improvements”). Arch and its Affiliates agree to cooperate with Codexis, at Codexis’ reasonable request and expense, in the preparation of any patent application claiming any subject matter within such inventions and intellectual property rights.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

11.1.3 Codexis, at its own expense, shall have the sole right, but not the obligation, to file applications for and to control the prosecution and maintenance of the Codexis IP Rights and Codexis Trademarks, including without limitation any and all intellectual property assigned by Arch to Codexis pursuant to Section 11.1.2 , except as otherwise expressly noted.

11.2 Ownership by Arch.

11.2.1 As between the Parties, subject only to the licenses set forth in Articles 3 or 8, Arch shall retain all right, title and interest in, to and under the Arch Chemical Improvements and Arch Trademarks.

11.2.2 Arch, at its own expense, shall have the sole right, but not the obligation, to file applications for and to control the prosecution and maintenance of the intellectual property rights embodied in the Non-Codexis Process, Arch Chemical Improvements and Arch Trademarks.

11.3 Enforcement.

11.3.1 At any time during the Term, if a Party determines that a Third Party is or may be infringing any Patent, or may have misappropriated any other right, within the Codexis IP Rights, the Party making such determination shall promptly provide written notice to the other Party thereof.

11.3.2 Codexis, at its expense, shall have the right, but not the obligation, to enforce all rights (a) in the Codexis Enzyme(s), Codexis Process(es), and/or Codexis Improvements and any and all intellectual property rights therein, including without limitation the Codexis IP Rights; and (b) with respect to any and all intellectual property assigned by Arch to Codexis pursuant to Section 11.1.2 .

11.3.3 In the event that Codexis enforces its rights pursuant to this Section 11.3, Arch and its Affiliates, if applicable, shall cooperate fully with Codexis in such enforcement, including without limitation, by joining as a party plaintiff and executing such documents as Codexis may reasonably request.

11.4 Attorney in Fact. If Codexis cannot obtain the signature of Arch or its Affiliates, as applicable, on any document necessary to exercise its rights under this Article 11, Arch and each of its Affiliates hereby irrevocably designates and appoints Codexis and each of its duly authorized officers and agents as Arch’s agent and attorney-in-fact, to act for, and on behalf of Arch, to execute and file any such document to further exercise Codexis’ rights or protections with the same force and effect as if executed and delivered by Arch or its Affiliates. Exercise of the foregoing right shall be at the sole expense of Codexis, and Codexis agrees to hold Arch and each of its Affiliates harmless against any loss, liability, or expense that Arch may have to incur on account of the exercise by Codexis of such right. This Section 11.4 shall not apply with respect to the execution and/or filing of any document in the event of any dispute between the Parties with respect to the ownership provision under Section 11.1.2 . If any document is executed and/or filed by Codexis on behalf of Arch prior to any dispute between the two Parties on any matter contained in Section 11.1, such document shall not bind Arch in any manner. On each occasion of exercise of the right conferred in the first sentence of this Section 11.4, Codexis agrees to provide a written notice to Arch within seven (7) days after such exercise, containing material particulars of the document filed and/or executed.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

11.5 Allocation of Recovery. Any recovery awarded by a court of competent jurisdiction or final resort in an unreversed, unappealed, or unappealable decision or judgment from an action by Codexis to enforce any rights within the Codexis IP Rights, including without limitation any and all intellectual property assigned by Arch to Codexis pursuant to Section 11.1.2 , shall be first applied to reimburse Codexis’ and Arch’s unreimbursed expenses on pro-rata basis in proportion to their expenses, including without limitation reasonable attorney’s fees and court costs. Any remaining amount of such damages or other monetary awards shall then be applied between the Parties in such action or proceeding on a pro rata basis based upon the Parties’ respective out-of-pocket expenses directly associated with such action or proceeding.

11.6 Termination for Patent Challenge. If Arch or any of its Affiliates challenges in a court of competent jurisdiction or in any interference, re-examination or opposition proceeding, the validity, scope or enforceability of any Patent embodied in the Codexis Enzyme(s), Codexis Process(es), and/or Codexis Improvements, including without limitation the Codexis IP Rights, Codexis shall have the right to terminate this Agreement immediately upon written notice to Arch provided in accordance with Section 16.7. If Applicable Law prevents Codexis from termination of this Agreement pursuant to this Section 11.6, Arch acknowledges and agrees that Arch may retain the licenses granted under this Agreement; provided, however, that the payments agreed upon per Section 9.1.2 shall be tripled.

11.7 Third Party Claims. If, after the Effective Date, Arch becomes aware of any claims made by Third Parties that such Third Party’s intellectual property may be infringed by the use, manufacture, having manufactured, marketing, selling, offering to sell, importing, exporting, and/or other distribution of any Products, Arch shall promptly notify Codexis thereof. If, after the Effective Date, Codexis becomes aware of any claims made by Third Parties that such Third Party’s intellectual property rights may be infringed by the use, manufacture, having manufactured, marketing, selling, offering to sell, importing, exporting, and/or other distribution of any Codexis Enzymes or Codexis Process, Codexis shall promptly notify Arch thereof. The Parties shall meet and discuss in good faith steps to avoid any such potential infringement, including without limitation whether to obtain rights to practice under such Third Party-intellectual property, and, if so, which Party shall obtain such rights and the terms of obtaining such rights and the relative sharing of the costs thereof.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.	REPRESENTATIONS, WARRANTIES AND COVENANTS

12.1 Representations and Warranties of Codexis. Codexis hereby represents and warrants to Arch that as of the Effective Date:

12.1.1 Codexis is a corporation organized under the laws of Delaware and is authorized to do business to the extent necessary to fulfill its obligations hereunder;

12.1.2 Codexis has the full right and authority to enter into this Agreement, and no consent or authorization not obtained prior to the Effective Date is necessary to be obtained;

12.1.3 Codexis has obtained all licenses, authorizations, and permissions necessary under Applicable Law for meeting and performing its obligations under this Agreement and all such licenses, authorizations, and permissions are in full force and effect;

12.1.4 Codexis Controls the Codexis IP Rights;

12.1.5 Codexis has not granted any right, license, or interest in, to, or under the Codexis IP Rights that is inconsistent with the rights granted to Arch hereunder;

12.1.6 to the knowledge of Codexis, there is no material impediment that would prevent, preclude, or otherwise inhibit its ability to grant the rights and licenses granted, or to perform its obligations, under this Agreement;

12.1.7 Codexis is not a party to any agreement that would prevent it from granting the rights granted to Arch under this Agreement or performing its obligations under this Agreement, and the execution, delivery, and performance of this Agreement shall not violate, conflict with, or constitute a default under any agreement (including without limitation its corporate charter or other organizational documents) to which it is a party or to which it may be bound, or to its knowledge any Applicable Laws or order of any court or other tribunal; and

12.1.8 Codexis has not entered into any understanding, agreement or amendment to any agreement or granted any right to any Third Party that would conflict with the terms of this Agreement or the rights granted to Arch hereunder.

12.2 Representations and Warranties of Arch. Arch hereby represents and warrants to Codexis that as of the Effective Date:

12.2.1 Arch is a corporation organized under the laws of India and is authorized to do business to the extent necessary to fulfill its obligations hereunder;

12.2.2 Arch has the full right and authority to enter into this Agreement, and no consent or authorization not obtained prior to the Effective Date is necessary to be obtained;

12.2.3 Arch has obtained all licenses, authorizations, and permissions necessary under Applicable Law for meeting and performing its obligations under this Agreement and all such licenses, authorizations, and permissions are in full force and effect;

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.2.4 to the knowledge of Arch, there is no material impediment that would prevent, preclude, or otherwise inhibit its ability to grant the rights and licenses granted, or to perform its obligations, under this Agreement;

12.2.5 Arch is not a party to any agreement that would prevent it from granting the rights granted to Codexis under this Agreement or performing its obligations under this Agreement, and the execution, delivery, and performance of this Agreement shall not violate, conflict with, or constitute a default under any agreement (including without limitation its corporate charter or other organizational documents) to which it is a party or to which it may be bound, or to its knowledge any Applicable Laws or order of any court or other tribunal;

12.2.6 Arch’s and its Affiliates’ Manufacturing Facilities and all manufacturing facilities utilized by Arch or its Affiliates (a) are registered with the appropriate Government Authorities and (b) in compliance with all applicable Government Authority standards and Applicable Law; and

12.3 Covenants of Codexis. Codexis hereby covenants that:

12.3.1 Codexis shall keep all licenses, authorizations, and permissions necessary under Applicable Law for the meeting and performing of its obligations under this Agreement in full force and effect during the Term;

12.3.2 except as otherwise permitted under this Agreement including without limitation Sections 4.1, 4.2 and 2.2, Codexis shall not (i) buy or source any Product from any Third Party and shall not make any purchase commitments with respect to such Products to any such Third Party, and (ii) on a Product-by-Product basis, sell any Product to any Arch Customer;

12.3.3 Codexis shall at all times strictly comply with all Applicable Laws from time to time in force including, without prejudice to the generality of the foregoing, the provisions of the Foreign Corrupt Practices Act of 1977, as amended, and rules and regulations relating to due and proper performance of its duties and obligations under this Agreement;

12.3.4 each of the Codexis Enzymes shall conform to the applicable Enzyme Specification therefor and be manufactured and supplied in accordance with Applicable Law and be certified to be TSE/BSE free;

12.3.5 Codexis shall be solely responsible for its own taxes; and

12.3.6 Codexis shall not during the Term enter into any understanding, agreement or amendment to any agreement or grant any right to any Third Party that would conflict with the terms of this Agreement or the rights granted to Arch hereunder.

12.4 Covenants of Arch. Arch hereby covenants that:

12.4.1 Arch shall use Codexis Enzyme(s), Codexis Process(es) and/or Codexis Improvements solely for the purpose of manufacture of the applicable Product(s) in India pursuant to this Agreement;

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.4.2 Arch shall not (i) reverse engineer, deconstruct or in any way determine, or attempt to reverse engineer, deconstruct or in any way determine, the structure or composition of any Codexis Enzyme; or (ii) modify or otherwise create any derivative of any such Codexis Enzyme; or (iii) supply and/or license any Codexis Enzyme to any Third Party; or (iv) do indirectly, either through a Third Party or an Affiliate, or permit a Third Party or an Affiliate to do any of the activities contained in (i) or (ii) above that Arch itself agrees not to do, unless Arch exercises its option pursuant to Section 4.1(a);

12.4.3 Arch shall protect and maintain the confidential and proprietary nature of Codexis Enzymes, Codexis Processes, Codexis Improvements and Codexis IP Rights and will take measures and precautions to secure the Codexis IP Rights, Codexis Improvements, Codexis Processes, and each Codexis Enzyme in its exclusive custody and control against any loss, damage, misuse and/or theft;

12.4.4 Arch shall implement the Codexis Process for the manufacture of Product at the Manufacturing Facility;

12.4.5 Arch shall keep all licenses, authorizations, and permissions necessary under Applicable Law for the meeting and performing of its obligations under this Agreement in full force and effect during the Term;

12.4.6 Arch shall at all times strictly comply with all Applicable Laws from time to time in force including, without prejudice to the generality of the foregoing, the provisions of the Drugs & Cosmetic Act 1940, prevailing Drugs Price Control Order, Central Excises Act 1944, The Industries (Development & Regulation) Act, 1951, labour welfare legislation and the rules, regulations and notifications made or issued thereunder, and import and/or export laws, rules and regulations relating to due and proper performance of its duties and obligations under this Agreement;

12.4.7 Each of the Products shall (a) conform to the applicable Product Specification therefor; (b) be free of defects in materials or workmanship under normal use and service and be fit for the purpose for which such Product is intended; (c) not be adulterated or misbranded within the meaning of the U.S. Food, Drug and Cosmetic Act; (d) be certified to be TSE/BSE free; and (e) be manufactured and supplied in accordance with Applicable Law, including, for example, cGMP, if applicable;

12.4.8 Arch shall not, on a Product-by-Product basis, sell any Product to any Codexis Customer and shall not make any acceptance or delivery commitments to any such Codexis Customer;

12.4.9 Arch shall use the Codexis Trademarks in strict compliance with the terms and conditions set forth in Section 8.1;

12.4.10 the packaging for all Product shipped by Arch shall bear the Codexis Trademarks in accordance with Section 8.1;

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.4.11 as long as Arch or its successor is manufacturing any Product, each Manufacturing Facility will be registered with the appropriate Government Authorities and in compliance with all applicable Government Authority standards and Applicable Law;

12.4.12 Arch shall use packaging for each of the Products, including without limitation, cartons, ship cases, and pallets, of industry standard strength in order to maintain the quality of such Product during normal transportation and storage;

12.4.13 Arch shall be solely responsible for its own taxes; and

12.4.14 Arch shall not during the Term enter into any understanding, agreement or amendment to any agreement or grant any right to any Third Party that would conflict with the terms of this Agreement or the rights granted to Codexis hereunder.

12.5 Limitation of Warranties. EXCEPT AS SPECIFICALLY SET FORTH IN THIS ARTICLE 12, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY, ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR USE, ANY WARRANTY OF NON-INFRINGEMENT, OR ANY OTHER STATUTORY WARRANTY. EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES.

13.	INDEMNIFICATION AND INSURANCE

13.1 Arch Indemnification. Arch shall indemnify, defend, and hold Codexis and its directors, officers, employees, agents, and Affiliates, harmless from and against all Third Party claims, demands, damages, liabilities, losses, costs, and expenses, including without limitation attorney’s fees (each, a “Claim”) resulting from or arising out of (a) any breach by Arch of any of Arch’s representations, warranties, or covenants under Article 12; (b) the use, storage, handling, transportation, distribution, or any other disposition of any Codexis Enzyme (while under the exclusive custody or control of Arch or any Affiliate of Arch) by Arch or any Affiliate of Arch; or (c) the development, testing, manufacture, use, exportation, storage, handling, transportation, sale, marketing, distribution, or any other disposition of any Product (while under the exclusive custody or control of Arch or any Affiliate of Arch) by Arch or any Affiliate of Arch; provided, however, that Arch’s indemnification obligations under this Section 13.1 shall not apply (i) to any such Claim arising out of Codexis’ negligence or willful misconduct; (ii) to the extent such Claim is the responsibility of Codexis under Section 13.2; or (iii) to the extent that Arch has complied with all Applicable Laws and its rights and obligations under this Agreement.

13.2 Codexis Indemnification. Codexis shall indemnify, defend, and hold Arch, and its directors, officers, employees, agents, and Affiliates, harmless from and against all Third Party claims, demands, damages, liabilities, losses, costs, and expenses, including without limitation attorney’s fees (each, a “Claim”) resulting from or arising out of (a) any breach by Codexis of any of Codexis’ representations, warranties, or covenants under Article 12; or (b) the development, testing, manufacture, use, sale, offer for sale, importation, exportation, storage, handling, transportation, distribution, or any other disposition of any Codexis Enzyme (while under the exclusive custody or control of Codexis or any Affiliate of Codexis) by Codexis or any Affiliate of Codexis; provided, however, that Codexis’ indemnification obligations under this Section 13.2 shall not apply (i) to any such Claim arising out of Arch’s negligence or willful misconduct; (ii) to the extent such Claim is the responsibility of Arch under Section 13.1; or (iii) to the extent that Codexis has complied with all Applicable Laws and its rights and obligations under this Agreement.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

13.3 Procedure. For purposes of this Article 13, the indemnified Party shall give prompt written notice in accordance with Section 16.7 to the indemnifying Party of any suits, claims, or demands by Third Parties or the indemnified Party that may give rise to any Claim for which indemnification may be required under this Article 13; provided, however, that failure to give such notice shall not relieve the indemnifying Party of its obligation to provide indemnification hereunder except if and to the extent that such failure materially affects the ability of the indemnifying Party to defend the applicable suit, claim, or demand. The indemnifying Party shall be entitled to assume the defense and control of any such suit, claim, or demand of any Third Party at its own cost and expense; provided, however, that the indemnified Party shall have the right to be represented by its own counsel at its own cost in such matters. In the event that the indemnifying Party declines to or fails to timely assume control of any such suit, claim, or demand, the indemnified Party shall be entitled to assume such control, conduct the defense of, and settle such suit, claim, or action, all at the sole cost and expense of the indemnifying Party. Neither the indemnifying Party nor the indemnified Party shall settle or dispose of any such matter in any manner that would adversely affect the rights or interests of the other Party without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. Each Party shall cooperate with the other Party and its counsel in the course of the defense of any such suit, claim, or demand, such cooperation to include, without limitation, using reasonable efforts to provide or make available documents, information, and witnesses.

13.4 Insurance.

13.4.1 During the Term, each Party shall maintain, at its sole cost and expense, the types of insurance with minimum limits as set forth in the applicable table in Exhibit 13.4.1 . Notwithstanding anything to the contrary in Exhibit 13.4.1 , each Party shall be required to maintain product liability insurance with at least the following limits: (a) any limit mutually agreed to by the Parties, (b) any limit required by a customer that requests to purchase at least Three Million Dollars ($3,000,000) worth of Products collectively from the Parties and their Affiliates in any one (1) year period, or (c) at the point at which Parties and their Affiliates collectively have sold an aggregate amount of at least Thirty Million Dollars ($30,000,000) worth of Products in any one (1) year period, a combined single limit of not less than Ten Million Dollars ($10,000,000) per occurrence and in the aggregate.

13.4.2 Such insurance shall insure against all liability arising out of the manufacture, use, sale, distribution, or marketing of Products. The insurance will contain no more than an ordinary deductible. Such insurance shall be primary, without regard to any other insurance the insured Party or any other additional insured shall maintain or otherwise have in force. The Parties acknowledge and agree that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Section 13.4. In the event that any of the required policies of insurance are written on a claims made basis, then such policies shall be maintained during the entire term of this Agreement and for a period of not less than five (5) years following the termination or expiration of this Agreement.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

13.4.3 Each Party shall be named as an additional insured under the other Party’s Commercial General Liability, Products Liability (as applicable) and Umbrella insurance policies to the extent permitted under such policies. Such additional insured status shall end upon the termination or expiration of this Agreement unless the insuring Party’s policies are written on a claims made basis, in which case such additional insured status shall continue for the period of time that such insuring Party is required to maintain such insurance under the terms of this Agreement.

13.4.4 Each Party will (a) furnish certificates of insurance to the other Party evidencing the required insurance and additional insured status, as applicable, prior to the Effective Date and upon request thereafter and (b) provide the other Party with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance that materially adversely affects the rights of the other Party hereunder.

14.	DISPUTE RESOLUTION

14.1 Exclusive Dispute Resolution Mechanism. The Parties agree that the procedures set forth in this Article 14 shall be the exclusive mechanism for resolving any disputes, controversies, or claims (collectively, “Disputes”) between the Parties that may arise from time to time pursuant to this Agreement relating to either Party’s rights and/or obligations hereunder that cannot be resolved through good faith negotiation between the Parties.

14.2 Arbitration.

14.2.1 Any and all unresolved Disputes, except as set forth in Section 14.3 or Section 14.4, shall be exclusively and finally resolved by binding arbitration.

14.2.2 Any arbitration concerning a Dispute shall be conducted in London, unless otherwise agreed to by the Parties in writing. Each and any arbitration shall be administered by the London Court of International Arbitration (“LCIA”), and shall be conducted in accordance with LCIA Rules (the “Rules”), as such Rules may be amended from time to time. All arbitration proceedings will be conducted in the English language.

14.2.3 Within ten (10) days after receipt of an arbitration notice from a Party, the Parties shall attempt in good faith to agree on a single neutral arbitrator with relevant industry experience to conduct the arbitration. If the Parties do not agree on a single neutral arbitrator within ten (10) days after receipt of an arbitration notice, each Party shall select one (1) arbitrator within fifteen (15) days after receipt of an arbitration notice and the two (2) Party-selected arbitrators shall select a third arbitrator with relevant industry experience to constitute a panel of three (3) arbitrators to conduct the arbitration in accordance with the Rules. In the event that the two (2) Party-selected arbitrators are unable to select the third arbitrator due to lack of mutual consent, the Parties shall request the LCIA to appoint an independent and qualified third arbitrator and an appointment made by LCIA pursuant to such request shall be binding on both the Parties. In the event that only one of the Parties selects an arbitrator within fifteen (15) days after receipt of an arbitration notice, then such arbitrator shall be entitled to act as the sole arbitrator to resolve the Dispute or any and all unresolved issues subject to the arbitration. Each and every arbitrator of the arbitration panel conducting the arbitration must and shall agree to render an opinion within twenty (20) days after the final hearing before the panel.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

14.2.4 The decision or award of the arbitrator(s) shall be final, binding, and incontestable and may be used as a basis for judgment thereon in any jurisdiction. To the full extent permissible under Applicable Law, the Parties hereby expressly agree to waive the right to appeal from the decision of the arbitrator(s), there shall be no appeal to any court or other authority (government or private) from the decision of the arbitrator(s), and the Parties shall not dispute nor question the validity of such decision or award before any regulatory or other authority in any jurisdiction where enforcement action is taken by the Party in whose favor the decision or award is rendered, except in the case of fraud. The arbitrator(s) shall, upon the request of either Party, issue a written opinion of the findings of fact and conclusions of law and shall deliver a copy to each of the Parties. Each Party shall bear its own costs and attorney’s fees, and the Parties shall equally bear the fees, costs, and expenses of the arbitrator(s) and the arbitration proceedings; provided, however, that the arbitrator(s) may exercise discretion to award costs, including attorney’s fees, to the prevailing Party. Without limiting any other remedies that may be available under Applicable Law, the arbitrator(s) shall have no authority to award provisional remedies of any nature whatsoever, or punitive, special, consequential, or any other similar form of damages except as expressly set forth in Section 16.2.

14.3 Preliminary Injunctions. Notwithstanding anything in this Agreement to the contrary, and pursuant to Section 10.5, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the decision of the arbitrator(s) on the ultimate merits of any Dispute.

14.4 Patent Disputes. Notwithstanding anything in this Agreement to the contrary, any and all issues regarding the scope, construction, validity, and enforceability of one or more Patents shall be determined in a court of competent jurisdiction under the local patent laws of the jurisdictions having issued the Patent or Patents in question.

14.5 Confidentiality. All proceedings and decisions of the arbitrator(s) shall be deemed Confidential Information of each of the Parties, and shall be subject to the terms and conditions of Article 10.

15.	TERM, TERMINATION AND BUY-OUT RIGHT

15.1 Term. The term of this Agreement shall commence on the Effective Date and continue in full force and effect on a Product-by-Product basis until the tenth anniversary of the Effective Date, unless extended by mutual agreement of the Parties and/or unless terminated at an earlier date in accordance with Sections 15.2 or 15.3 (the “Term”).

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

15.2 Termination for Cause. If a Party breaches any material term or condition of this Agreement, the other Party may notify the breaching Party in writing of such breach, in accordance with Section 16.7, setting forth the nature of the breach in reasonable detail. If the breaching Party fails to cure such breach (if curable) within thirty (30) days after the receipt of the foregoing notice from the non-breaching Party, the non-breaching Party may terminate this Agreement effective immediately upon delivery of a second written notice to the breaching Party. Any breach by an Affiliate of Arch of any of the terms and conditions of this Agreement shall constitute a breach of this Agreement by Arch. In the event of a non-curable breach, the non-breaching Party shall be entitled, in the non-breaching Party’s sole discretion, to immediately terminate on a Product-by-Product basis or this Agreement in its entirety.

15.3 Termination for Insolvency. To the extent permitted under Applicable Law, a Party may terminate this Agreement upon thirty (30) days written notice to the other Party on or after the occurrence of any of the following events: (a) the appointment of a trustee, receiver or custodian for all or substantially all of the property of the other Party, or for any lesser portion of such property, if the result materially and adversely affects the ability of the other Party to fulfill its obligations hereunder, which appointment is not dismissed within sixty (60) days; (b) the determination by a court or tribunal of competent jurisdiction that the other Party is insolvent such that a Party’s liabilities exceed the fair market value of its assets; (c) the filing of a petition for relief in bankruptcy by the other Party on its own behalf, or the filing of any such petition against the other Party if the proceeding is not dismissed or withdrawn within sixty (60) days thereafter; (d) an assignment by the other Party for the benefit of creditors; or (e) the dissolution or liquidation of the other Party.

15.4 Effect of Expiration or Termination.

15.4.1 Upon expiration of this Agreement, on a Product-by-Product basis, pursuant to Section 15.1 (but not early termination), the licenses in respect of such Product under Section 2.2 shall terminate unless Arch exercises the right provided in Section 15.5 of this Agreement.

15.4.2 Upon expiration or termination of this Agreement by either Party for any reason, each Party shall promptly return, or destroy and provide written certification of such destruction by a duly authorized officer of such Party, any and all Confidential Information of the other Party in such first Party’s possession or control at the time of such expiration or termination, provided however, if Arch is entitled to exercise its right under Section 15.5 and exercised such right, then Arch shall not be required to return or destroy any Confidential Information in Arch’s possession at the time of such expiration or termination which Confidential Information is used to practice or exploit any right acquired by the exercise of the Option pursuant to Section 15.5 below.

15.4.3 Expiration or termination of this Agreement for any reason shall not (a) release any Party from any obligation that has accrued prior to the effective date of such expiration or termination (including the obligation to pay amounts accrued and due under this Agreement prior to the expiration or termination date but which are unpaid or become payable thereafter), (b) preclude any Party from claiming any other damages, compensation, or relief that it may be entitled to upon such expiration or termination, or (c) terminate any right to obtain performance of any obligation provided for in this Agreement that shall survive expiration or termination.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

15.5 Right to acquire Product license on the occurrence of any Buy-Out Event. On the occurrence of any Buy-Out Event, Arch shall have the right, but not the obligation, to acquire an irrevocable, royalty-free, perpetual and non-exclusive license on a Product-by-Product basis, to Codexis IP Rights, Codexis Process and Codexis Improvements covering the manufacture of such Codexis Enzymes that are used to further manufacture such Product for a one-time lump-sum consideration of [*] (the “Option”). The Option shall expire in ninety (90) days from the day of occurrence of the Buy-Out Event unless Arch exercises its Option and makes the payment of the said consideration to Codexis within such ninety (90) day period. During such ninety (90) day period, if the Buy-Out Event is other than bankruptcy or insolvency of Codexis or [*], Codexis shall continue to perform its obligations under the Agreement in respect of the Products not subject to the Buy-Out Event. The payment above shall be Codexis’ sole compensation for such Option-exercise by Arch. In the event Arch exercises its Option, Codexis shall render reasonable support to allow Arch to effectively utilize the rights acquired by the Option exercise, including without limitation, introduction of appropriate contacts and technology support; provided, however, such support shall only be provided during (and only during) scale up at Arch or a contract manufacturing organization designated by Arch and in no event for a period longer than eight (8) weeks. Codexis’ obligations in respect of such support shall be limited to (i) phone and email support and (ii) onsite support limited to ten (10) man-hours per week provided that Arch cover all out-of-pocket travel and boarding expenses. Any license granted to Arch pursuant to this Section 15.5 shall be subject to the following restrictions: (i) Arch may not manufacture any Codexis Enzymes for Third Parties; (ii) Arch may only manufacture Codexis Enzymes solely for use by Arch to manufacture Products for sale by Arch; (iii) Arch may not sublicense any of the rights granted by Codexis to Arch. Furthermore, any license granted to Arch pursuant to this Section 15.5 shall not affect (i) Codexis’ ownership rights in (or Codexis’ rights to grant additional licenses to) Codexis IP Rights, Codexis Process and Codexis Improvements or (ii) Codexis’ right to manufacture Codexis Enzymes that are subject to the product or (iii) Codexis’ right to purchase Products from Third Parties and sell Products to Codexis Customers.

15.6 Survival. In addition to any provisions which by their terms survive termination or expiration of this Agreement, Articles 1, 10 (for the period set forth in Section 10.7), 14 and 16 and Sections 2.9, 2.15 (for the period set forth therein), 3.12.6 , 9.3, 11.1, 11.2, 11.3, 11.4, 11.5, 12.5, 13.1, 13.2, 13.3, 13.4 (for the period set forth therein) and 15.6 shall survive expiration or termination of this Agreement, as applicable.

16.	MISCELLANEOUS

16.1 Further Assurances. From time to time on and after the Effective Date, each Party shall at the reasonable request of the other Party (a) deliver to the other Party such records, data, or other documents; (b) execute, and deliver or cause to be delivered, all assignments, consents, documents or further instruments of transfer or license; and (c) take or cause to be taken all other actions as such other Party may reasonably deem necessary or desirable in order for such Party to obtain the full benefits of this Agreement and the transactions contemplated hereby; each to the extent as required under the provisions of this Agreement.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

16.2 Limitation of Liability. EXCEPT FOR BREACH OF ARTICLE 10, CLAIMS OF A THIRD PARTY THAT ARE SUBJECT TO INDEMNIFICATION UNDER ARTICLE 13, OR WITH RESPECT TO UNAUTHORIZED EXPLOITATION OF CODEXIS’ INTELLECTUAL PROPERTY RIGHTS, INCLUDING WITHOUT LIMITATION, BREACH OF 12.4.1 AND 12.4.2 , IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, PUNITIVE, EXEMPLARY, OR SPECIAL DAMAGES OF THE OTHER PARTY ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, WHETHER FORESEEABLE OR NOT.

16.3 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York, United States of America, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of such State to the rights and duties of the Parties.

16.4 Force Majeure. Except for the payment of money, neither Party shall be held responsible for any delay or failure in performance hereunder caused by strikes, embargoes, unexpected government requirements, civil or military authorities, acts of God, flood, earthquake, or by the public enemy or other causes reasonably beyond such Party’s control and without such Party’s fault or negligence; provided, that the affected Party notifies the unaffected Party as soon as reasonably possible and resumes performance hereunder as soon as reasonably possible following cessation of such force majeure event; provided, further, that no such delay or failure in performance shall continue for more than three (3) months. In the event that a delay or failure in performance by a Party under this Section 16.4 continues longer than three (3) months, the other Party may terminate this Agreement in accordance with the terms and conditions of Section 15.2.

16.5 Independent Contractors. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, association of persons, agency or any other such relationship of similar nature, between the Parties. Nothing in this Agreement shall constitute or be deemed to or is intended to constitute Arch as an agent of Codexis or Codexis as an agent of Arch. Neither Party shall: (a) enter into a contract in the name of or purporting to be made on behalf of the other Party unless to the extent as may be authorized under any agreement entered into between the Parties; (b) by any act, pledge the credit of the other Party or impose or attempt to impose any contractual obligations on the other Party; or (c) either in its own office, factories or depots or on invoices, bill heads or letter papers or any other place or by any other means, oral or written, make any statement to the effect or representation calculated or liable to induce others to believe that it is the agent of the other Party.

16.6 Assignment. This Agreement is binding upon and inures to the benefit of the Parties, and to their permitted successors and assigns. Neither Party may transfer or assign its rights and obligations under this Agreement to a Third Party without the prior written consent of the other Party. Notwithstanding the foregoing, each of the Parties shall have the right to transfer or assign its rights and obligations under this Agreement, without consent, to an Affiliate or a successor to all or substantially all of its business or assets relating to this Agreement whether by operation of law, sale, merger, or otherwise. Any assignment not in conformance with this Section 16.6 shall be null, void, and of no legal effect.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

16.7 Notices. Any notice, report, communication, or consent required or permitted by this Agreement shall be in writing and shall be sent (a) by prepaid registered or certified mail, return receipt requested, (b) by overnight express delivery service by a nationally recognized courier, or (c) via confirmed facsimile, followed within five (5) days by a copy delivered in accordance with this Section 16.7, addressed to the other Party at the address shown below or at such other address as such Party gives notice hereunder. Such notice will be deemed to have been given when delivered or, if delivery is not accomplished by some fault of the addressee, when tendered.

If to Arch:	Arch Pharmalabs Limited
H wing, 4th Floor
Tex Centre
Off Saki Vihar Road
Chandivali, Mumbai- 400072
India
Attn: Company Secretary
Facsimile: +912228471234

With a copy to:	Arch Pharmalabs Limited
H wing, 4th Floor
Tex Centre
Off Saki Vihar Road
Chandivali, Mumbai- 400072
India
Attn: Chairman and Managing Director
Facsimile: +912228471234

If to Codexis:	Codexis, Inc.
200 Penobscot Drive
Redwood City, California 94063
USA
Attn: President, Pharmaceuticals
Facsimile: 1-650-421-8134

With a copy to:	Codexis, Inc.
200 Penobscot Drive
Redwood City, California 94063
USA
Attn: General Counsel
Facsimile: 1-650-421-8108

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

16.8 Severability. If any provision of this Agreement is found by a court to be void, invalid, or unenforceable, such provision shall be reformed to comply with Applicable Law or stricken if not so conformable, so as not to affect the validity or enforceability of this Agreement; provided that no such reformation or striking shall be effective if the result materially changes the economic benefit of this Agreement to either Party. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be void, invalid, or unenforceable, and reformation or striking of such provision would materially change the economic benefit of this Agreement to either Party, the Parties shall modify such provision in accordance with Section 16.9 to obtain a legal, valid, and enforceable provision and provide an economic benefit to the Parties that most nearly effects the Parties’ intent on entering into this Agreement.

16.9 Modifications; Waivers. This Agreement may not be altered, amended, supplemented, or modified in any way except by a writing signed by each Party. The failure of a Party to enforce any rights or provisions of this Agreement shall not be construed to be a waiver of such rights or provisions, or a waiver by such Party to thereafter enforce such rights or provision or any other rights or provisions hereunder.

16.10 No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

16.11 Interpretation.

(a) Captions and Headings. The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections, and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

(b) Singular and Plural. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter.

(c) Articles, Sections, and Subsections. Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such section; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

(d) Days. All references to days in this Agreement shall mean calendar days, unless otherwise specified.

(e) Ambiguities. The Parties jointly drafted this Agreement. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

16.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

16.13 Entire Agreement. The Parties acknowledge that this Agreement, including, for clarity, the preamble, recitals, and exhibits attached hereto, together with accepted Product Purchase Orders and accepted Enzyme Purchase Orders, a letter agreement between Codexis and Arch dated December 22, 2009, the MSA and any other agreements entered into by the Parties contemporaneously with this Agreement sets forth the entire agreement and understanding of the Parties as to the subject matter hereof, and supersedes all prior and contemporaneous discussions, agreements, and writings with respect hereto with respect to the subject matter hereof, including without limitation the 2008 Arch Agreements, which are hereby terminated in their entirety. No trade customs, courses of dealing or courses of performance by the Parties shall be relevant to modify any term(s) used in this Agreement.

[Signature page follows]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, Arch and Codexis have executed this Agreement by their respective duly authorized representatives as of the Effective Date.

CODEXIS, INC.
(“Codexis”)

By:	/s/ Joseph Sarret
Name:	Joseph Sarret
Title:	President, Pharma Services & Enzyme Products

ARCH PHARMALABS LIMITED
(“Arch”)

By:	/s/ Ajit Kamath
Name:	Ajit Kamath
Title:	Chairman & Managing Director.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 1.8

Arch Trademarks

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 1.17

Codexis Enzymes

[*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2

Exhibit 1.24

Codexis Trademarks

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3

Exhibit 1.45

Products

Category I - APIs

[*]

Category II - intermediates

[*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4

Exhibit 2.14

[*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5

Exhibit 3.4

Product Labeling

Written Product labeling instructions to be provided directly by Codexis to Arch.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 5.4

Arch’s Monthly Reports To Codexis

To facilitate Codexis’ various accounting and operational requirements, Arch will provide Codexis with the following monthly information on both a Codexis Enzyme-by-Codexis Enzyme and a Product-by-Product basis. This information will be delivered by Arch to Codexis in a mutually-acceptable electronic format on or around the 15th of the month and within two (2) Business Days after the end of each month:

A.	Opening Codexis Enzyme and Product Inventory Balance (Kilograms), by Product

B.	Product Manufactured (Kilograms) and Codexis Enzyme Used (Kilograms), by Product

C.	Total Codexis Enzyme scrapped, by Product

D.	Product Sold to Codexis (Kilograms)

E.	Product Sold by Arch to customers other than Codexis (Kilograms)

F.	Ending Codexis Enzyme and Product Inventory Balance (Kilograms), by Product

G.	Codexis Enzyme Loading and scrap loss at each stage of manufacturing with respect to each Product

H.	Site to site transfer information by enzyme, stage intermediate and product.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 13.4.1

Insurance

CODEXIS INSURANCE TYPES AND LIMITS

Type of Insurance	Limits of Liability
Commercial General Liability (including contractual liability but excluding Product Liability) with bodily injury, death and property damage coverage limits as specified	Combined single limit of not less than $1,000,000 per occurrence and $2,000,000 in the aggregate

Product Liability with bodily injury, death and property damage coverage limits as specified	Either (a) any limit mutually agreed to by the Parties, (b) any limit required by a customer that requests to purchase at least $3,000,000 worth of Products collectively from the Parties and their Affiliates in any one (1) year period, or (c) at the point at which Parties and their Affiliates collectively have sold an aggregate amount of at least $30,000,000 worth of Products in any one (1) year period, a combined single limit of not less than $10,000,000 per occurrence and in the aggregate

Umbrella Policy with bodily injury, death and property damage coverage limits as specified (does not include Product Liability)	Combined single limit of not less than $1,000,000 per occurrence and $2,000,000 in the aggregate

Worker’s Compensation (work injury)	$1,000,000 per accident

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARCH INSURANCE TYPES AND LIMITS

Particulars	Amount in INR	Amount in USD $
Fixed Assets-Movable- Office Protection	103846006	2257522
Fixed Assets – Movable & Immovable	5260374888	114355976
Sub-total -Fixed Assets	5364220894	116613498

Current Assets - Movable - Stock at factories, Warehouses, Goods-in-transit	4045000000	87934783
Current Assets - Fidelity & Money	303000000	6586957
Sub-Total - Current Assets	4348000000	94521740

Total - Commercial General Liability	9712220894	211135238

Workmen’s Compensation	24000000	521739
Personal Accident	400800000	8713043
Total- Workmen & Employees	424800000	9234782

Public Liability	1110000000	24130435
Total Umbrella Policy	1110000000	24130435

Total Coverage	11247020894	244500454

(Assumption USD $1= INR 46)

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.